EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
TRISTATE CAPITAL HOLDINGS, INC.
CHARTWELL ACQUISITION, INC.
AND
CHARTWELL INVESTMENT PARTNERS, L.P.
AND THE CHARTWELL PARTNERS
DATED AS OF JANUARY 3, 2014

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EXHIBIT 2.1

TABLE OF CONTENTS
Page

ARTICLE I CERTAIN DEFINITIONS; INTERPRETATION	2

1.1.	Certain Definitions 2

1.2.	Construction and Interpretation 14

Article II PURCHASE AND SALE OF ASSETS	14

2.1.	Purchased Assets 14

2.2.	Excluded Assets 16

2.3.	Assumed Liabilities 17

2.4.	Excluded Liabilities 17

2.5.	Zeke Capital 18

Article III PURCHASE PRICE; PRE-CLOSING AND CLOSING DATE DISTRIBUTIONS	18

3.1.	Purchase Price 18

3.2.	Post-Closing Purchase Price Adjustment 20

3.3.	Earn-Out 21

3.4.	Holdbacks: Deficiency Reserve; Indemnity Reserve and First Trust Reserve 23

3.5.	Dispute Resolution 25

3.6.	Allocation of Purchase Price 25

3.7.	Transfer Taxes 26

3.8.	Pre-Closing Distributions 26

3.9.	Payments by Purchaser 27

Article IV EMPLOYEE MATTERS; RESTRICTIVE AGREEMENTS	27

4.1.	Offer of Employment 27

4.2.	Employee Compensation Program 27

4.3.	Assistance with Offers of Employment 27

4.4.	Vacation Liability 27

4.5.	Retention Program 28

4.6.	Loyalty Bonus Program 28

4.7.	Restrictive Agreements 28

Article V CLOSING	29

5.1.	Closing 29

5.2.	Deliveries by Seller 29

5.3.	Deliveries by Purchaser 30

5.4.	Payments by Purchaser 30

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5.5.	Delivery of Possession 30

Article VI REPRESENTATIONS AND WARRANTIES OF SELLER	30

6.1.	Organization, Qualification, Good Standing; Power and Subsidiaries 30

6.2.	Authorization and Enforceability of Agreement 31

6.3.	Required Filings and Consents 31

6.4.	No Conflict 32

6.5.	Permits and Licenses; Compliance with Laws 32

6.6.	Title to Properties; Absence of Liens; Sufficiency of Purchased Assets. 35

6.7.	Clients 35

6.8.	Material Clients 37

6.9.	Material Contracts 38

6.10.	Financial Statements and Books and Records 39

6.11.	No Material Adverse Effect 41

6.12.	Regulatory Reports 41

6.13.	Proprietary Funds 42

6.14.	Regulatory Compliance 42

6.15.	Agreements with Governmental Authorities 43

6.16.	Absence of Litigation; Claims and Proceedings 44

6.17.	Tax Matters 44

6.18.	Leased Properties 45

6.19.	Tangible Personal Property 45

6.20.	Intellectual Property 45

6.21.	Employee Benefits 46

6.22.	Employees 46

6.23.	Environment, Health and Safety 47

6.24.	Legal Compliance 47

6.25.	No Finder 47

6.26.	Insurance 47

6.27.	Shared Services 48

6.28.	Disclosure 48

6.29.	No Other Representations or Warranties 49

Article VII REPRESENTATIONS AND WARRANTIES OF PURCHASER	49

7.1.	Organization, Good Standing, Power 49

7.2.	Authorization and Enforceability of Agreement 49

7.3.	Required Filings and Consents 49

7.4.	No Conflict 50

7.5.	Legal Proceedings 50

7.6.	No Finder 50

7.7.	Regulatory Compliance 50

7.8.	Funds 50

7.9.	No Material Adverse Effect 50

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7.10.	Purchaser and Parent Acknowledgment 51

7.11.	Parent SEC Filings 51

7.12.	No Other Representations or Warranties 51

Article VIII PRE-CLOSING COVENANTS	51

8.1.	Pre-Closing Covenants 51

8.2.	Access to Information 52

8.3.	Notice of Developments 52

8.4.	Exclusivity 53

8.5.	Notices, Approvals and Consents 53

8.6.	Access and Confidentiality 57

8.7.	Insurance Policy Tail Coverage 57

8.8.	Estimated Purchase Price 57

Article IX CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	57

9.1.	Accuracy of Representations, Warranties, Agreements and Covenants 58

9.2.	Performance of Agreement 58

9.3.	Seller’s Certificate 58

9.4.	Secretary’s Certificates 58

9.5.	Injunction 58

9.6.	Actions and Proceedings 59

9.7.	Consent and Assurance from Clients, Material Clients, and Intermediaries 59

9.8.	Third Party and Regulatory Consent and Approvals 59

9.9.	Delivery of Ancillary Documents 59

9.10.	Insurance Policy Tail Coverage 59

9.11.	No Material Adverse Effect 59

Article X CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	60

10.1.	Accuracy of Representations and Warranties 60

10.2.	Performance of Agreement 60

10.3.	Purchaser’s Certificate 60

10.4.	Secretary’s Certificate 60

10.5.	Injunction 60

10.6.	Actions or Proceedings 60

10.7.	Consents; Regulatory Approval 61

10.8.	Governance 61

10.9.	Payment 61

10.10.	Delivery of Ancillary Document 61

Article XI POST CLOSING COVENANTS	61

11.1.	Transition of Employees 61

11.2.	Further Assurances 62

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11.3.	Notice of Transaction 62

11.4.	Information Regarding Business 62

11.5.	Collection of Accounts Receivable 63

11.6.	Form ADV 63

11.7.	Regulatory Filings and Compliance 63

11.8.	Liquidation of Seller 63

11.9.	Interim Period Taxes 64

Article XII TERMINATION	64

12.1.	Termination of Agreement 64

12.2.	Effect of Termination 64

12.3.	Return of Documents 64

Article XIII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	65

13.1.	Survival of Representations and Warranties and Covenants 65

13.2.	Indemnification 65

13.3.	Limitation on Indemnification for Representations and Warranties 66

13.4.	Third-Party Indemnification Claims Procedures 67

13.5.	Payment of Indemnification Obligations 68

13.6.	Other Remedies 68

13.7.	Effect of Due Diligence 68

Article XIV GENERAL	68

14.1.	Expenses 68

14.2.	Publicity 69

14.3.	Waivers 69

14.4.	No Third-Party Benefits 69

14.5.	Bulk Transfers Laws 69

14.6.	Notices 69

14.7.	Entire Agreement 70

14.8.	Counterparts 71

14.9.	Governing Law and Choice of Forum 71

14.10.	Cooperation 71

14.11.	Seller Investment Committee 71

14.12.	Parent Guarantee 72

14.13.	Severability 72

14.14.	Successors and Assigns 72

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EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of the 3rd day of January, 2014 (the “Execution Date”) is made by and among TriState Capital Holdings, Inc., a Pennsylvania corporation (“Parent”), Chartwell Acquisition, Inc., a Pennsylvania corporation, and a wholly-owned subsidiary of Parent (“Purchaser”), and Chartwell Investment Partners, L.P., a Pennsylvania limited partnership (“Seller”) and the Chartwell Owners (as hereinafter defined).
RECITALS:
WHEREAS, Parent owns all of the outstanding capital stock of Purchaser;
WHEREAS, Seller is engaged in the business of providing investment management and advisory services to Clients, and maintains, in connection therewith, institutional, sub-advisory and managed account relationships (the “Business”);
WHEREAS, Seller desires to sell and assign all of its properties, assets, and rights to Purchaser related to the Business subject only to the exclusions provided for herein, together with certain specified liabilities of Seller;
WHEREAS, Purchaser desires to acquire and operate all of the properties, assets, and rights related to the Business subject only to the exclusions provided for herein, and assume and hold the partners of Seller harmless against the Assumed Liabilities (defined below);
WHEREAS, Seller intends to operate the Business during the Interim Period (defined below) in the normal course of business for the benefit of Purchaser and Purchaser shall receive the benefit of the operations of the Business during the Interim Period;
WHEREAS, this Agreement sets forth the terms and conditions upon which: (i) Purchaser has agreed to purchase from Seller, and Seller has agreed to sell to Purchaser, the Purchased Assets and (ii) Purchaser has agreed to assume, and hold the partners of Seller harmless against, the Assumed Liabilities; and
WHEREAS, the Chartwell Owners (as defined below) have designated Seller and/or the Seller Investment Committee (as defined below) to exercise, direct and administer the rights and elections of Seller provided for in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Purchaser and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I	CERTAIN DEFINITIONS; INTERPRETATION
1.1.    Certain Definitions.

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EXHIBIT 2.1

As used in this Agreement, the terms below shall have the meanings specified below. Other capitalized terms used in this Agreement as defined terms shall have the meanings specified elsewhere in this Agreement.
Accounts Receivable shall have the meaning set forth in Section 2.1.2.
Affiliate of any Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with such Person in question. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean, consistent with the definition set forth on Form ADV, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.
Agreement shall have the meaning specified in the Preamble.
Ancillary Documents shall mean the Bill of Sale and the Assignment and Assumption Agreement.
Assignment and Assumption Agreement shall have the meaning set forth in Section 5.2.2.
Assumed Employee Benefit Plans shall have the meaning set forth in Section 2.1.13.
Assumed Liabilities shall have the meaning set forth in Section 2.3.
AUM shall mean, with respect to any Client, the net assets under management for such Client, and with respect to the Business, net aggregate assets under management for all Clients.
Base Amount shall have the meaning set forth in Section 3.1.1.
Bill of Sale shall have the meaning set forth in Section 5.2.1.
Business shall have the meaning set forth in the Recitals.
Business Day shall mean any day other than a Saturday, a Sunday, or a legal holiday in Pittsburgh, Pennsylvania on which banking institutions are permitted or required by law, executive order or decree to remain closed.
Chartwell Owners shall mean each of the Chartwell Partners and Phantom Unit Owners as of the Closing Date, as set forth on Section 1.1(a) of the Seller Disclosure Schedules, which shall include for each such owner: (i) the name of each such owner (ii) the form of equity participation owned (e.g. general partnership interest, limited partnership interest, phantom ownership interest, Class A or Class B interest), and (iii) the fully-diluted percentage ownership interest in Seller as of the Execution Date and updated as of the Closing Date to reflect only changes in ownership between the Execution Date and the Closing Date.
Chartwell Partners shall mean each of the owners of equity of Seller.

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EXHIBIT 2.1

Client shall mean any Person who (i) receives investment management or advisory services from Seller through the Business as of the date of determination and who/which is defined as a “client” pursuant to Form ADV and associated SEC interpretations, (ii) is party to an agreement (whether written or oral), in force and effect as of the date of determination, pursuant to which Seller provides investment management or investment advisory services, including any sub-advisory services, to such Person and whereby such Person is defined as a “client” pursuant to Form ADV and associated SEC interpretations, or (iii) is an investor, as of the date of determination, in a Proprietary Fund and would, if annual audited financial statements were to be distributed as of the Execution Date, receive an audited financial statement pursuant to Investment Advisers Act Rule 206(4)-2(a)(5) in connection with the investment advisory services rendered by Seller.
Client Contract shall means each Contract or agreement pursuant to which Seller provides investment advisory or Investment Management Services, including any sub-advisory services, to a Client (other than a client of an Intermediary, which client is not party to a separate investment management agreement with Seller), including each such agreement entered into by such investment advisory client following the Execution Date and prior to the Closing Date.
Closing shall have the meaning set forth in Section 5.1.
Closing Balance Sheet shall mean the balance sheet of Seller as of December 31, 2013, regardless of the actual Closing Date, provided however, if the Closing does not occur by January 18, 2014, the parties hereto shall agree to a later date for the Closing Balance Sheet.
Closing Date shall have the meaning set forth in Section 5.1.
Closing EBITDA shall mean the annual EBITDA as of December 31, 2013 determined consistent with the agreed-upon computation methodology set forth in Exhibit C.
Closing Working Capital shall mean the Working Capital (Net) calculated as of Closing.
Code shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
Contracts shall have the meaning set forth in Section 2.1.3.
Covered Person shall mean any Chartwell Owner or owner of the General Partner (including all participants under the currently existing phantom equity plans or similar rights) who shall receive $250,000 or more in connection with the transactions contemplated by this Agreement (through a combination of the Purchase Price and the Earn-Out Payment), excluding prior employees of Seller who have not been actively involved in the Business for more than four (4) years.
Covered Products shall mean, with respect to any Covered Person or Key Employee, the then current or prospective products offered or in development by Seller and/or Purchaser or its Affiliates as at any time during the two year period prior to the date of such Covered Person’s or Key Employee’s termination.

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EXHIBIT 2.1

Deficiency Reserve shall have the meaning set forth in Section 3.4.1.
Deficiency Reserve Escrow Account shall mean the escrow account established with a mutually acceptable escrow agent to receive, hold, invest and disburse the Deficiency Reserve, as provided for in Section 3.4.
Disability with respect to any Person shall mean, (i) such Person is qualified for long-term disability benefits under Purchaser’s disability plan or insurance policy, or (ii) if no plan or policy is then in existence or if such Person is not eligible to participate in the plan or policy, then it shall mean such Person, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is prevented from performing his or her duties of employment for a period of six (6) continuous months, as determined in good faith by Purchaser, based upon medical reports or other evidence satisfactory to Purchaser.
Distribution Agreement shall have the meaning set forth in Section 6.9.
Earn-Out Payment shall have the meaning set forth in Section 3.3.
Earn-Out Review Period shall have the meaning set forth in Section 3.3.1.
Earn-Out Resolution Period shall have the meaning set forth in Section 3.3.3.
Earn-Out Statement shall have the meaning set forth in Section 3.3.1.
EBITDA shall mean earnings before interest, taxes, depreciation and amortization of Seller determined in accordance with GAAP applied on a consistent basis based on the internally prepared stand-alone financial statements for Seller, calculated using the agreed-upon methodology and adjustments set forth in Exhibit C attached hereto.
EBITDA Deficiency Adjustment shall have the meaning set forth in Section 3.1.3.
EBITDA Growth shall have the meaning set forth in Section 3.3.
Employee shall mean any individual employed by Seller in the conduct of the Business as of the Execution Date as set forth on Section 6.22 of the Seller Disclosure Schedules, but subject to change between the Execution Date and the Closing Date as a result of employee changes in the ordinary course of business consistent with past practices.
Employee Benefit Plans shall have the meaning set forth in Section 6.21.
Environmental Laws shall have the meaning set forth in Section 6.23.
ERISA means the Employee Retirement Income Security Act of 1974, as the same may be amended, or modified from time to time.
Estimated Purchase Price shall have the meaning set forth in Section 8.8.

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EXHIBIT 2.1

Exchange Act means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Excluded Assets shall mean those assets that are not included in the transactions contemplated herein and as are further defined in Section 2.2.
Excluded Insurance Policies shall have the meaning set forth in Section 2.2.7.
Excluded Liabilities shall mean those liabilities that are not included in the transactions contemplated herein and as further defined in Section 2.4.
Excluded Litigation shall have the meaning set forth in Section 2.4.3.
Execution Date shall have the meaning set forth in the Preamble.
Fee Rate means the effective fee rate used in the billing for an investment advisory client’s account with Seller immediately preceding the relevant measurement date.
Financial Statements shall have the meaning set forth in Section 6.10(a).
First Trust Non-Approving Fund shall have the meaning set forth in Section 3.2(B).
First Trust Reserve shall have the meaning set forth in Section 3.4.3.
First Trust Proxy Votes shall mean the votes of the shareholders of each of the First Trust Funds who are Clients of Seller in connection with the change of control and/or assignment or transfer of their Contract to, or entering into a new Contract with, Purchaser.
First Trust Reserve Escrow Account shall mean the escrow account established with a mutually acceptable escrow agent to receive, hold, invest and disburse the First Trust Reserve, as provided for in Section 3.4.
Form ADV shall have the meaning set forth in Section 6.5(d).
GAAP shall mean, as of the applicable date, generally accepted accounting principles in the United States of America, consistently applied.
General Partner shall mean Chartwell GP, Inc. a Pennsylvania corporation that is the general partner of Seller and holds an interest in Seller as indicated on Section 1.1(a) of the Seller Disclosure Schedules.
Governmental Authority means any federal, state, local or foreign court, arbitrator, alternative dispute resolution body, government or political subdivision or department thereof, or any governmental, administrative or regulatory body, commission, board, bureau, agency or instrumentality.
Indemnity Cap shall have the meaning set forth in Section 13.3.1.

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EXHIBIT 2.1

Indemnity Deductible Amount shall have the meaning set forth in Section 13.3.2.
Indemnity Obligations shall have the meaning set forth in Section 13.3.1
Indemnity Reserve shall have the meaning set forth in Section 3.4.2.
Indemnity Reserve Release Date shall have the meaning set forth in Section 3.4.2.
Indemnified Party shall have the meaning set forth in Section 13.4.
Indemnifying Party shall have the meaning set forth in Section 13.4.
Indemnity Reserve Escrow Account shall mean the escrow account established with a mutually acceptable escrow agent to receive, hold, invest and disburse the Indemnity Reserve, as provided for in Section 3.4.
Independent Expert shall have the meaning set forth in Section 3.5.
Insurance Policies shall have the meaning set forth in Section 6.26.
Intangible Personal Property shall have the meaning set forth in Section 2.1.3.
Intellectual Property shall mean (i) fictitious business names, trade names, service names, registered and unregistered trademarks, service marks, and applications, which are used or held for use (as licensee, licensor or otherwise) in the Business, including, without limitation, all of Seller’s rights to use the names Chartwell and Chartwell Investment Partners, and logo(s) related thereto; (ii) trade secrets, know-how, secret processes, formulations, engineering, confidential information, customer lists, supplier lists, price lists, computer software (including data and related documentation), technical information, data, process technology, plans, drawings, and blue prints, and all similar property of any nature, tangible or intangible, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (iii) copyrights in both published works and unpublished works, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (iv) patents, patent applications, inventions and discoveries (including any renewals or modifications thereof) that may be patentable, which are used or held for use (as licensee, licensor or otherwise) in connection with the Business; (v) other proprietary and intangible rights; (vi) copies and tangible embodiments thereof (in whatever form or medium); and (vii) goodwill associated with any of the foregoing. In no event shall “Zeke” or “Zeke Capital” or variants thereof or related logos be included in Intellectual Property or Purchased Assets.
Interim Period shall mean the period of time from the date of the Closing Balance Sheet through and including the Closing Date.
Intermediary means a third-party financial adviser or program sponsor, including any sponsor of a Wrap Program or managed account program sponsor, for whom, pursuant to an Intermediary Contract, Seller has agreed to provide certain investment advisory services as indicated on Section 1.1(b) of the Seller Disclosure Schedules.

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EXHIBIT 2.1

Intermediary Contract means each of the agreements or master agreements, including any agreements related to a Wrap Program, set forth on Section 1.1(b) of the Seller Disclosure Schedules.
Investment Account means the investment management or investment advisory account or accounts established by a Client or Intermediary, as applicable, with the Business pursuant to the provisions of the applicable Client Contract, Intermediary Contract, or other investment management agreement with the Intermediary to which the Client is a party.
Investment Adviser means each Related Person (as such term is defined on Form ADV) acting as an investment adviser in connection with the Business as of the Execution Date, as set forth on Section 6.8(i) of the Seller Disclosure Schedules.
Investment Advisers Act means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
Investment Company shall have the meaning provided in the Investment Company Act, provided that for purposes of this Agreement the term Investment Company shall include Persons that would be an investment company, as defined in that Act, but for the exemption contained in Section 3(c)(1), the final clause of Section 3(c)(3), Section 3(c)(7), or Section 3(c)(11) of the Investment Company Act.
Investment Company Act means the United States Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
IRS means the Internal Revenue Service of the United States of America.
Investment Management Services means the provision of investment research, investment consulting, portfolio management, or related investment services for compensation, in each case of a nature requiring registration of the provider under Section 203 of the Investment Advisers Act.
Key Employee shall mean each Employee of Seller identified by Purchaser on Section 1.1(c) of the Seller Disclosure Schedules and required to sign a Non-Solicitation and Non-Affiliation Agreement for Key Employee.
Knowledge or to Seller’s Knowledge or to the best of Seller’s Knowledge (or similar phrases) shall mean to the extent of matters (i) which are actually known by such party after due inquiry or (ii) which, based on facts of which such party is aware, would be known to a reasonable Person in similar circumstances, and when used in the context of Seller shall be deemed to mean the knowledge of Timothy J. Riddle, G. Gregory Hagar, Edward N. Antoian, Michael J. McCloskey, David Dalrymple, John Heffern, Christine F. Williams, Bernard P. Schaffer; Kevin A. Melich, Michael J. Nalevanko and each of the other senior and executive officers of Seller.
Laws shall mean any law, statute, ordinance, code, rule, regulation, ruling, decree, judgment, award, order or other requirement of any Governmental Authority.
Leased Real Property shall mean all of the real property, including all buildings, structures, fixtures and improvements erected thereon, and rights, privileges, easements, licenses,

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EXHIBIT 2.1

hereditaments and other appurtenances relating thereto, used, or held for use, in connection with the operation of the Business, including, without limitation, the office of Seller in Berwyn, PA, in each case leased by Seller (as tenant) whether under a direct lease or sublease.
Liabilities shall mean any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, judgment, deficiency, cost, expense, assessment, fee, interest payment, penalty, disbursement, obligation or responsibility, whether known or unknown, asserted or unasserted, due or to become due, accrued, absolute, liquidated or unliquidated, contingent or fixed, secured or unsecured, determined or undeterminable.
Liens shall mean any charge, mortgage, pledge, lien, security interest, voting agreement (including any conditional sale agreement, title retention agreement, restriction or option having substantially the same economic effect as the foregoing) or encumbrance of any kind whatsoever.
Limited Partnership Agreement shall mean the Second Amended and Restated Limited Partnership Agreement of Seller dated as of October 28, 2005, as amended by the First Amendment thereto dated as of April 12, 2006, together with any amendments or supplements thereto.
Lock-Up Agreement shall have the meaning set forth in Section 3.3.5.
Losses shall have the meaning set forth in Section 13.2.1.
Loyalty Bonus Program shall have the meaning set forth in Section 4.6
Material Adverse Effect means any change, event, violation, inaccuracy, circumstance, development or effect that, individually or together with all other changes, events, violations, inaccuracies circumstances, developments and effects that occurred before the date of determination,
(a)    with respect to Seller, (i) is, or would reasonably be expected to be, both material and adverse to the condition (financial or otherwise), assets, customer relationships, business or results of operations of the Business or any development, including a prospective change, in or affecting the condition (financial or otherwise) results of operations, business prospects of Seller or (ii) would prevent or materially impair the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; and
(b)    with respect to Purchaser or Parent, (i) is, or would reasonably be expected to be, both material and adverse to the condition (financial or otherwise), assets, customer relationships, business or results of operations of the Business (ii) would prevent or materially impair the ability of Purchaser or Parent respectively to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby;
provided, however, that Material Adverse Effect shall be deemed not to include the effect or impact to the extent directly resulting from any of the following (i) changes in the economy generally and not specifically relating to Seller, (ii) changes in the money management business generally and not specifically relating to Seller, (iii) the announcement of this Agreement, the Ancillary

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EXHIBIT 2.1

Documents, or the transactions contemplated hereby or thereby, and (iv) non-transfer of non-material Clients who in the aggregate comprise less than of ten (10%) percent of the revenue of the Business as of the Execution Date.
Material Clients means a Client of the Business which is (a) one of the top three (3) Clients of the Business with respect to revenue or (b) who represents more than ten (10%) percent of the total revenues of Seller; provided that, in any case, Material Clients shall include Vanguard, First Trust, Southern Company and Ohio Teachers.
Material Contracts shall have the meaning set forth in Section 6.8(a).
Non-Solicitation and Non-Affiliation Agreement for Covered Person shall have the meaning set forth in Section 4.7.1.
Non-Solicitation and Non-Affiliation Agreement for Key Employee shall have the meaning set forth in Section 4.7.2.
Notice of Objection shall have the meaning set forth in Section 3.2.2.
OFAC shall mean the U.S. Treasury Department’s Office of Foreign Assets Control.
Order shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.
Organizational Documents shall have the meaning set forth in section 6.1(c).
Parent shall have the meaning set forth in the Preamble.
Permitted Liens shall mean (i) liens or encumbrances for Taxes, governmental charges, assessments or levies, provided that such Taxes, governmental charges, assessments or levies are not yet due or are being contested in good faith by appropriate proceedings; (ii) mechanics’, workmen’s, materialmen’s, repairmen’s, warehousemen’s, vendors’, landlords’ or carriers’ encumbrances, or other similar liens and encumbrances arising in the ordinary course of business consistent with past practices and securing sums which are not past due or are being contested in good faith by appropriate proceedings; (iii) liens and encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the uses of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Business; and (iv) liens and encumbrances listed on Schedule 6.6 of the Seller Disclosure Schedules.
Permits shall have the meaning set forth in Section 2.1.5.
Person shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, Governmental Authority or any similar entity.

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EXHIBIT 2.1

Phantom Plan shall mean Seller’s Third Amended and Restated 1999 Phantom Ownership Plan.
Phantom Unit Owners shall mean each of the owners of Phantom Units.
Phantom Units shall mean Units issued under and defined in the Phantom Plan.
Prepaid Fees means fees of the Business paid in respect of the Client Contracts and Intermediary Contracts and collected by Seller in advance of services rendered.
Proceeding shall mean any suit, claim, legal proceeding, action at law or in equity, by or against any Person, or a hearing before a Governmental Authority, or an investigation, charge, complaint, audit, notice or demand by a Governmental Authority.
Prohibited Persons shall have the meaning specified in Section 6.5(m).
Products shall mean any of the products marketed by or sold by Seller or services provided by Seller in the conduct of the Business as of the Closing Date.
Proprietary Fund means each Investment Company sponsored by Seller and for which Seller provides Investment Management Services and/or for which Seller acts as a general partner, managing member or in a similar capacity, as set forth on Section 1.1(d) of the Seller Disclosure Schedules.
Purchase Price shall have the meaning set forth in Section 3.1.1.
Purchase Price Adjustment shall have the meaning set forth in Section 3.1.2.
Purchase Price Allocation shall have the meaning set forth in Section 3.6.
Purchase Price Review Period shall have the meaning set forth in Section 3.2.
Purchase Price Resolution Period shall have the meaning set forth in Section 3.2.2.
Purchased Assets shall have the meaning set forth in Section 2.1.
Purchaser shall have the meaning set forth in the Preamble.
Purchaser Affiliate shall have the meaning set forth in Section 14.14.
Purchaser Approvals shall have the meaning specified in Section 7.3.
Purchaser Bring Down Certificate shall have the meaning specified in Section 10.3.
Purchaser Change of Control shall mean (i) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty-one percent (51%) or more of the combined voting power of Purchaser’s then

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outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (i) Voting Securities acquired directly from Purchaser by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or (ii) entry by Purchaser into an agreement that provides for a merger, reorganization or consolidation involving Purchaser if the shareholders of Purchaser immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of Purchaser resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation; or (iii) approval by the shareholders of Purchaser of an agreement for the sale or other disposition of all or substantially all of the assets of approval by the shareholders of Purchaser of an agreement for the sale or other disposition of all or substantially all of the assets of Purchaser. For the purposes of this definition, a merger, reorganization, consolidation or change of control of Parent shall also be a Purchaser Change of Control.
Purchaser Disclosure Schedules shall have the meaning specified in Article VII.
Purchaser Indemnified Parties shall have the meaning specified in Section 13.2.1
Qualifying Retirement shall mean any termination of service solely due to retirement upon or after attainment of age sixty-five (65), or permitted early retirement as determined by Parent.
Real Property Lease shall have the meaning set forth in Section 6.18.
Records shall have the meaning set forth in Section 2.1.8.
Regulatory Approval shall mean the Seller Approvals and the Purchaser Approvals
Regulatory Agency means a Governmental Authority or an SRO to which Seller or Purchaser is subject.
Regulatory Documents shall mean all material forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, which are filed or required to be filed by Seller with any Regulatory Agency.
Representatives shall mean, with respect to any Person, such Person’s officers, directors, partners, members, employees, accountants, consultants, legal counsel, agents and other representatives.
Reserves shall mean collectively the Deficiency Reserve, the Indemnity Reserve, and the First Trust Reserve.
Restrictive Agreements shall mean each Non-Solicitation and Non-Affiliation Agreement for Covered Person and the Non-Solicitation and Non-Affiliation Agreement for Key Employee

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EXHIBIT 2.1

executed concurrently with the execution of this Agreement and effective, by its terms, on the Closing Date.
Retention Program shall have the meaning set forth in Section 4.5.
Retention Program Payment Date shall have the meaning set forth in Section 4.5.
Retention Program Participants shall have the meaning set forth in Section 4.5.
SEC means the United States Securities and Exchange Commission.
Securities Act means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
Seller shall have the meaning set forth in the Preamble.
Seller Affiliate shall have the meaning set forth in Section 14.14.
Seller Approvals shall have the meaning set forth in Section 6.3.
Seller Bring Down Certificate shall have the meaning set forth in Section 9.3.
Seller Disclosure Schedules shall have the meaning specified in Article VI.
Seller Indemnified Parties shall have the meaning set forth in Section 13.2.2.
Seller Investment Committee shall mean the committee of Persons designated by Seller and identified on Section 1.1(e) of the Seller Disclosure Schedules.
Seller IC Chairperson shall have the meaning set forth in Section 14.11.
SFPF shall have the meaning specified in Section 6.5(m).
SRO means any domestic industry self-regulatory organization of which the relevant Person is a part or to which it is subject.
Tangible Personal Property shall have the meaning set forth in Section 2.1.7.
Target EBITDA shall mean an EBITDA equal to Six Million Dollars ($6,000,000).
Target Working Capital Level shall mean the Working Capital (Net) amount of $5,000,000.00, based on approximately ninety (90) days of standard operating expense, assuming that all applicable compensation and other expenses are adequately accrued as of the Closing.
Tax (and, with correlative meaning, “Taxes”) means all U.S. federal, state, local, provincial, foreign or other taxes, customs, tariffs, imposts, levies, duties, government fees or other like assessments or charges of any kind, including all income, franchise, sales, use, ad valorem, transfer, license, recording, employment (including federal and state income tax withholding, backup

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EXHIBIT 2.1

withholding, FICA, FUTA or other payroll taxes), environmental, excise, severance, stamp, occupation, premium, prohibited transaction, property, value-added, net worth, or any other taxes and any interest, penalties and additions imposed with respect to such amounts.
Tax Return means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.
Third-Party Claim shall have the meaning set forth in Section 13.4.
Transaction Expenses shall mean third party costs and expenses incurred by Seller in connection with the transactions contemplated by this Agreement (e.g., attorney and accountant costs and expenses).
Transferred Employees shall mean those Employees who accept offers of employment from Purchaser effective as of the Closing.
Working Capital (Net) shall mean current assets minus current liabilities determined in accordance with GAAP, with the adjustments thereto and the calculation thereof to be made using the agreed-upon methodology and adjustments set forth in Exhibit D attached hereto. Notwithstanding anything to the contrary, for purposes of this definition, the Working Capital (Net) shall not be reduced by any reserves that may be made for the payment of Loyalty Bonuses. Further, Working Capital (Net) shall not be reduced by any reserves for payments or distributions on Phantom Units to the extent that such payments or distributions are anticipated to be made out of proceeds from the Purchase Price.
Working Capital Deficiency Adjustment shall have the meaning set forth in Section 3.1.4.
Wrap Programs shall mean the wrap fee programs established and serviced by certain wrap sponsors pursuant to which Seller acts as the investment adviser for certain individual accounts managed in accordance with certain specified investment objectives, policies and restrictions.
Zeke Capital shall mean Zeke Capital Advisors, LLC, Zeke GP, Inc., Zeke GP, L.P. and Zeke, LP and their respective successors and assigns, whether by merger, transfer of assets or otherwise, and any other Affiliates thereof.
1.2.    Construction and Interpretation.
When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and article or section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be qualified by the phrase “without limitation.”  Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of

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EXHIBIT 2.1

similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto.
ARTICLE II

PURCHASE AND SALE OF ASSETS
2.1.    Purchased Assets.
Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of Seller and Purchaser in this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the following assets, properties, Contracts and rights, in each case as the date of, and included in, the Closing Balance Sheet, regardless of the actual Closing Date , excluding the Excluded Assets (such assets, properties, Contracts and rights, excluding the Excluded Assets, are collectively referred to as the “Purchased Assets”):
2.1.1.    Cash and Cash Equivalents. The portion of cash and cash equivalents on hand or in bank account as of the date of the Closing Balance Sheet which is needed to satisfy the Target Working Capital Level requirement on the Closing Date and cash from the result of operations after the date of the Closing Balance Sheet;
2.1.2.    Accounts Receivable. All accounts receivable (“Accounts Receivable”) included in the Closing Balance Sheet;
2.1.3.    Contracts. All oral or written agreements, contracts, contract rights, licenses, leases, subleases, distributor agreements, sales representative agreements, instruments, documents, purchase and sales orders, quotations, proposals, bids and other executory commitments of Seller, including, without limitation, each Client Contract and each Intermediary Contract (collectively, the “Contracts”) to the extent legally subject to sale (and, to the extent that an assignment of an investment advisory agreement with a Registered Investment Company results in the automatic termination of the agreement, Seller instead will engage in activities described in 8.5(c)(iii) with the goal of causing new investment advisory agreements to be entered into between the applicable registered Investment Companies and Purchaser, with all such contracts meeting the standards of Section 15(f) of the Investment Company Act which establishes a non-exclusive safe harbor for the

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receipt of any amount or benefit by an investment adviser to a Registered Investment Company in connection with the sale of securities of, or a sale of any other interest in, the adviser that results in an assignment of the fund’s advisory contract);
2.1.4.    Customer Lists, Sales and Marketing Materials. All goodwill incident to the Business, customers, customer lists, sales data, catalogs, reference resources, brochures, price lists, supplier lists, files, records, customer (including potential customer) and supplier (including potential supplier) correspondence files, credit files, names, mailing lists, art work, photographs and advertising material that are used in the conduct of the Business, whether in electronic form or otherwise (collectively, the “Intangible Personal Property”);
2.1.5.    Permits, Licenses. All governmental permits, licenses, certificates of authority, registrations, orders and approvals used, owned or held by Seller, in each case if and to the extent transferable to Purchaser (collectively, the “Permits”);
2.1.6.    Intellectual Property. All Intellectual Property and all books, records, information and materials which pertain to the Intellectual Property;
2.1.7.    Tangible Personal Property. All machinery, equipment, leasehold improvements and fixtures, vehicles, supplies, materials, office furniture and office equipment, and computing and telecommunications equipment (collectively, “Tangible Personal Property”);
2.1.8.    Property, Personnel and Accounting Records. All other records and data, including property records and copies of personnel records of Employees who become employees of Purchaser (whether such records are in hard copy, electronic, or any other format), including, without limitation, all records and data regarding Products, quality control practices and procedures used in the Business, and operations procedures used in the Business (collectively, the “Records”);
2.1.9.    Prepaid Items. Prepaid expense and deposit items;
2.1.10.    Computer Software. All computer applications software, owned or licensed (excluding shrink-wrap and off the shelf software), whether for general business usage (e.g., accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control, shipping, etc.) and all computer operating, security or programming software, owned or licensed by Seller;
2.1.11.    Leases. The Real Property Lease and all other leases of real and personal property;
2.1.12.    Other Intangible Assets. All other intangible assets (including all contract rights and warranty and product liability claims against third parties, telephone numbers, telecopier numbers, websites and domain names, used in the conduct of the Business, and all telephone numbers, telecopier numbers, websites and domain names used in the conduct of the Business;

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EXHIBIT 2.1

2.1.13.    Employee Benefit Plans any Employee Benefit Plans of Seller listed on Section 2.1.14 of the Purchaser Disclosure Schedules (the “Assumed Employee Benefit Plans”); and
2.1.14.    Other Assets. All other tangible and intangible properties, assets and rights arising out of or used in the conduct of the Business, other than the Excluded Assets.
For the avoidance of doubt, Purchaser shall get the financial benefit of operations of the Business on and after the date of the Closing Balance Sheet.
2.2.    Excluded Assets
The following assets, properties and rights (collectively, the “Excluded Assets”) shall be excluded from the Purchased Assets, and shall not be sold, transferred, assigned, conveyed or delivered to Purchaser:
2.2.1.    Cash and cash equivalents on hand or in bank accounts in excess of the amount necessary to satisfy the Target Working Capital Level prior to the date of the Closing Balance Sheet;
2.2.2.    Assets consisting of pension funds or other funds for the benefit of Employees;
2.2.3.    Corporate and partnership minute books and stock and equity books and ledgers;
2.2.4.    Any claims and other contract rights against third parties (including, without limitation, insurance carriers), not included in the Assumed Insurance Policies to the extent they relate to Liabilities or obligations that are not assumed by Purchaser hereunder (except to the extent Purchaser shall have incurred costs and expenses with respect to such claims and rights;
2.2.5.    All Tax Returns and related workpapers and claims for refunds of Taxes and other governmental charges to the extent such refunds relate to periods ending on or prior to the Closing Date;
2.2.6.    The consideration paid and payable to Seller pursuant to this Agreement; and
2.2.7.    All Insurance Policies of Seller and rights thereunder, including, without limitation, all rights with respect to any pending claims and any refunds of premiums previously paid on account of thereof (“Excluded Insurance Policies”).
2.3.    Assumed Liabilities
Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, discharge and perform, and hold the Chartwell Owners harmless against, the Liabilities directly attributable to the Purchased Assets as of the date of, and included on, the Closing Balance

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EXHIBIT 2.1

Sheet, including but not limited to Liabilities under Contracts (collectively, the “Assumed Liabilities”).
2.4.    Excluded Liabilities.
Except to the extent expressly provided in Section 2.3, in connection with the transactions contemplated by this Agreement, Purchaser will not assume, nor in any way be liable or responsible for any Liabilities or obligation of Seller of any kind, nature, character and description (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether accrued or unaccrued, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of Seller including, without limitation, the Liabilities listed below (collectively, the “Excluded Liabilities”) except if and to the extent any such Liabilities have been accrued as an expense and taken into account in the computation of Closing Working Capital or Closing EBITDA:
2.4.1.    Any Liabilities directly attributable to the Excluded Assets;
2.4.2.    Liabilities of Seller under notes payable and bank indebtedness (collectively, “Third Party Indebtedness”);
2.4.3.    Liabilities of Seller either (i) arising out of any Proceeding disclosed on Section 6.16 of the Seller Disclosure Schedules or (ii) arising out of any Proceeding based on a claim that directly relate to Seller’s operations prior to the Closing Date, regardless of whether any such Proceeding covered by this clause (ii) is commenced before, on or after the Closing Date (“Excluded Litigation”);
2.4.4.    Liabilities of Seller for unpaid Taxes for periods prior to the Closing Date except to the extent that such Liability for Taxes is included in the computation of the Closing Working Capital and, any Liability for any Taxes arising because Seller is transferring the Purchased Assets pursuant to this Agreement (other than as set forth in Section 14.5 and Section 3.7);
2.4.5.    any Liability of Seller arising from activities performed in connection with the Business prior to the Closing Date including claims under Environmental Laws and liability or warranty claims related to Products or services provided prior to the Closing Date;
2.4.6.    any Liability under Employee Benefit Plans of Seller not included in the Assumed Employee Benefit Plans;
2.4.7.    Liabilities of Seller for compensation or claims of Employees for periods prior to the Closing Date; and Liabilities of Seller for severance (if any) of Employees who are not hired or engaged by Purchaser (and, for the avoidance of doubt, Purchaser will have Liabilities relating Employees who are hired or engaged by Purchaser only for periods from and after the Closing Date);
2.4.8.    any Liabilities of Seller for payments to Employees under the Loyalty Bonus Program;

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2.4.9.    any claims of Governmental Authorities for periods prior to the Closing Date on account of violations of Laws;
2.4.10.    any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;
2.4.11.    any Liability of Seller for its breach of this Agreement;
2.4.12.    any Liability of Seller for damages under any Contract breached by Seller prior to the Closing Date, to the extent such damages relate to periods prior to the Closing Date;
2.4.13.    any liabilities and obligations of Seller for fees, costs and expenses incurred in connection with the sale of the Business pursuant to this Agreement or the consummation of the transactions contemplated hereby or thereby, except as provided in this Agreement or the Ancillary Documents; and
2.4.14.    any liabilities and obligations for indemnification, liquidated damages or other penalties in any contract or agreement to the extent that such liabilities and obligations result from the failure of Seller to perform under or breach of any such contract or agreement prior to the Closing.
2.5.    Zeke Capital
Purchased Assets do not include any assets of any of the Persons included within the definition of “Zeke Capital” and none of the restrictions on, obligations of, or liabilities of Seller, Chartwell Owners or their respective Affiliates imposed by, or arising under, this Agreement shall apply to any of the Persons included within the definition of “Zeke Capital.” Purchaser and Parent acknowledge and agree that nothing in this Agreement or the transactions contemplated hereby shall in any way limit or restrict the operations and rights of Zeke Capital or entitle Purchaser or Parent to any of the past, present or future earnings, benefits or opportunities of Zeke Capital or any Person acting through Zeke Capital other than the fees or income which Zeke Capital pays to Seller in the normal course of business.
ARTICLE III

PURCHASE PRICE; PRE-CLOSING AND CLOSING DATE DISTRIBUTIONS
3.1.    Purchase Price.
3.1.8.    The purchase price (the “Purchase Price”) for the Purchased Assets shall be equal to Forty Five Million Dollars ($45,000,000) (the “Base Amount”), minus the EBITDA Deficiency Adjustment, minus the Working Capital Deficiency Adjustment, minus the First Trust Deficiency Adjustment, minus $500,000 to be contributed by Seller to the Retention Program as set forth in Section 4.5 below and shall be adjusted as set forth below. The Purchase Price shall be paid to Seller at Closing pursuant to Section 3.9.

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EXHIBIT 2.1

3.1.9.    The Purchase Price shall be adjusted from the Base Amount based on the final computation of the EBITDA Deficiency Adjustment, the Working Capital Deficiency Adjustment as set forth in Section 3.2 below, minus the and First Trust Deficiency Adjustment (the “Purchase Price Adjustment”).
3.1.10.    “EBITDA Deficiency Adjustment” shall mean the difference between the Target EBITDA and the Closing EBITDA (determined consistent with the agreed-upon computation methodology set forth in Exhibit C) on the Closing Date multiplied by 7.5 times; provided however, the EBITDA Deficiency Adjustment shall only be included in the Purchase Price Adjustment if the Target EBITDA exceeds the Closing EBITDA, otherwise, the EBITDA Deficiency Adjustment shall be zero ($0).
3.1.11.    “Working Capital Deficiency Adjustment” shall mean the difference, between the Target Working Capital and the Closing Working Capital (each determined consistent with the agreed-upon computation methodology set forth in Exhibit D); provided however, the Working Capital Deficiency Adjustment shall only be included in the Purchase Price Adjustment if the Target Working Capital exceeds the Closing Working Capital, otherwise, the Working Capital Deficiency Adjustment shall be zero ($0).
3.1.12.    First Trust Deficiency Adjustment” shall mean a reduction in the Purchase Price as set forth in the table below if Seller fails to obtain an affirmative First Trust Proxy Vote for the applicable First Trust Fund within one hundred fifty (150) days of the Closing Date, unless otherwise allowed to be extended by the SEC with respect to Rule 15(a)-4 promulgated under the Investment Company Act, but in any event no later than November 30, 2014 (the “First Trust Proxy Deadline”) which adjustments is calculated by multiplying the amount of the EBITDA for the applicable First Trust Funds (the “First Trust Fund EBITDA”) by 7.5:

First Trust Fund	EBITDA of Fund	Multiple	Purchase Price Adjustment
First Trust Enhanced Equity Income Fund (NYSE: FFA)	$426,000	x 7.5	$3,195,000
First Trust Dividend & Income Fund (NYSE: FAV)	$114,000	x 7.5	$855,000

3.2.    Post-Closing Purchase Price Adjustment.
(A) Within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Purchase Price Adjustment Statement”) of the Purchase Price which shall show in detail the calculation of the EBITDA Deficiency Adjustment and the Working Capital Deficiency Adjustment, if any. Seller shall have fifteen (15) days commencing on the date that Purchaser delivers the Purchase Price Adjustment Statement (the “Purchase Price Review Period”) to review the Purchase Price Adjustment Statement. During the Purchase Price Review Period, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably

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request the books, records and working papers of Purchaser relating to the Purchase Price Adjustment Statement.
3.2.1.    Acceptance or Deemed Acceptance of Purchase Price Adjustment Statement. If Seller accepts the Purchase Price Adjustment Statement in writing or does not notify Purchaser in writing within Purchase Price Review Period of any objection to any component of the computation of the Purchase Price set forth therein, such computation set forth in the Purchase Price Adjustment Statement shall be final and binding on all parties, and shall have the effect of an arbitral award, and the Purchase Price shall be adjusted from the Base Amount by the EBITDA Deficiency Adjustment and the Working Capital Deficiency Adjustment pursuant to Section 3.2.4.
3.2.2.    Objections to Purchase Price Adjustment Statement. If Seller objects to any component of the computation of the Purchase Price set forth in the Purchase Price Adjustment Statement, Seller must notify Purchaser in writing (the “Notice of Objection”), of any such objection within the Purchase Price Review Period specifying, in reasonable detail, the nature or basis of such objection and the adjustments that Seller seeks to the Purchase Price Adjustment Statement (collectively, the “Proposed Adjustments”), and attaching documents that are reasonably necessary to support such Proposed Adjustments. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein. If Seller provides the Notice of Objection to Purchaser within the Purchase Price Review Period, Purchaser and Seller shall, during the thirty (30) day period following Purchaser’s receipt of the Notice of Objection (the “Purchase Price Resolution Period”), attempt in good faith to resolve Seller’s objections. During the thirty (30) day period following Purchaser’s receipt of the Notice of Objection, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the working papers of Purchaser relating to the Notice of Objection and the basis therefore. If Purchaser and Seller are unable to resolve all such objections within the Purchase Price Resolution Period, the matters remaining in dispute (the “Unresolved Adjustments”) shall be submitted to the dispute resolution process set forth in Section 3.5 below and the determination of the Purchase Price Adjustment pursuant to the dispute resolution process shall be shall be final and binding and the Purchase Price Adjustment shall be made pursuant to the terms set forth above.
3.2.3.    Final Purchase Price Adjustment If an Objection is Filed. If Seller delivers to Purchaser a Notice of Objection within the Purchase Price Review Period, the Purchase Price Adjustment Statement shall become final and binding on all parties, and shall have the effect of an arbitral award, upon the earlier of (i) the date of an agreement in writing by Purchaser and Seller that the Purchase Price Adjustment Statement, together with any modifications thereto agreed by Purchaser and Seller, are final and binding (in which case the Purchase Price Adjustment shall be as so agreed upon in writing by the parties); and (ii) the date on which the Independent Expert finally resolves in writing any Unresolved Adjustments (in which case the Purchase Price Adjustment shall be as determined by the Independent Expert pursuant to 3.5 (the “Final Purchase Price Adjustment Statement”).
3.2.4.    Purchase Price Adjustment Procedure. After the final determination of the Purchase Price Adjustment, Seller’s reimbursement obligations for the EBITDA Deficiency Adjustment and the Working Capital Deficiency Adjustment shall be retained by Purchaser from

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EXHIBIT 2.1

the Deficiency Reserve (defined below). If Seller’s reimbursement obligations for the EBITDA Deficiency Adjustment and Working Capital Deficiency Adjustment exceed the amount of the Deficiency Reserve, such reimbursement obligations shall be the obligation of the Chartwell Owners and may be satisfied by set-off against any Earn-Out Payment to the extent not paid, and thereafter; provided that the obligation of each of the Chartwell Owners shall be limited to such Chartwell Owner’s pro rata share of the aggregate unsatisfied obligation based on such Chartwell Owner’s fully-diluted percentage ownership interest in Chartwell at Closing. After the final determination of the Purchase Price Adjustment, the funds, if any, remaining in the Deficiency Reserve shall be distributed to Seller pursuant to Section 3.9, no later than thirty (30) days following the final determination of any EBITDA Deficiency Adjustment and/or Working Capital Deficiency Adjustment (or absence thereof)
3.2.5.    Cooperation. Each of Purchaser and Seller shall provide the other (and such other’s Representatives) with reasonable access during normal business hours to any books, records, working papers and employees as the other may reasonably request in connection with the preparation and review of the Purchase Price Adjustment Statement and the determination of the Purchase Price Adjustment pursuant to this Section 3.2.
(B) Within five (5) days after the First Trust Proxy Deadline, Purchaser shall prepare and deliver to Seller a statement (the “First Trust Purchase Price Adjustment Statement”) of the Purchase Price indicating any of the First Trust Funds that has not obtained proxy approval as required in clause (d) of Section 8.1; clause (c)(i) of Section 8.5; and Section 9.7 (a “First Trust Non-Approving Fund”). The Purchase Price shall be reduced as set forth in Section 3.1.5 for any such First Trust Non-Approving Fund.
3.3.    Earn-Out
As additional consideration added to the Purchase Price, Purchaser shall pay to Seller an amount (the “Earn-Out Payment”) equal to a multiple of six (6) times the increase in the annual EBITDA as of December 31, 2014 (the “Earn-Out EBITDA”) over the lower of the Closing EBITDA or the Target EBITDA, (the “EBITDA Growth”). The Closing EBITDA and the Earn-Out EBITDA shall each be determined consistent with the agreed-upon computation methodology set forth in Exhibit C. Notwithstanding the forgoing, if the Closing does not occur on or before March 31, 2014, the date for the calculation of the Earn-Out Date EBITDA shall be changed from December 31, 2014 to a date that is one year after the last day of the month in which the Closing occurs. For the avoidance of doubt, if the Closing Date is April 15, 2014, the Earn-Out EBITDA shall be calculated as of April 30, 2015. If there is a Purchase Price Adjustment due to a First Trust Non-Approving Fund, either the Closing EBITDA or the Target EBITDA, which is used in the calculation of the Earn-Out EBITDA above, shall be adjusted downward for the applicable amount of First Trust Fund EBITDA for any First Trust Non-Approving Fund that results in a release to Purchaser from the First Trust Reserve.
3.3.15.    Earn-out Payment Calculation. Within ninety (90) days after the end of the 2014 fiscal year (or after the date of the Earn-Out EBITDA if the Closing does not occur on or before March 31, 2014), Parent shall prepare and deliver to Seller a written statement setting forth the Earn-Out Payment, specifying in reasonable detail the calculation of the Earn-Out

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Payment (the “Earn-Out Statement”). Seller shall have fifteen (15) Business Days from the date of Seller’s receipt of the Earn-Out Statement (the “Earn-Out Review Period”) to review and verify the Earn-Out Statement. During the Earn-Out Review Period Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Purchaser relating to the calculation by Parent of the EBITDA Growth and the Earn-out Payment, including whether the calculations have been determined consistent with the methodology for the calculation of EBITDA set forth in Exhibit C.
3.3.16.    Acceptance or Deemed Acceptance. If Seller accepts the Earn-Out Statement, or does not notify Parent in writing within the Earn-Out Review Period of Seller’s acceptance of, or objection to, the Earn-Out Statement, then the Earn-Out Payment reflected in the Earn-Out Statement shall be final and binding and Purchaser shall pay the Earn-Out Payment in accordance with Section 3.3.5
3.3.17.    Objection to Earn-Out Statement.  If Seller objects to the computation of the Earn-out Payment set forth in the Earn-Out Statement, Seller must notify Parent in writing within the Earn-Out Review Period of Seller’s objection to the Earn-Out Statement (such notice to include a reasonably detailed statement of the basis of Seller’s objection, which may include an objection that the Earn-Out Statement does not specify in sufficient detail the calculation of the Earn-Out Payment) (the “Dispute Notice”). If Seller sends a Dispute Notice within the Earn-Out Review Period, then the parties shall attempt in good faith to resolve Seller’s objection, within fifteen (15) Business Days (or such longer period as the parties may agree in writing) following such notice (the “Earn-Out Resolution Period”). During the Earn-Out Resolution Period, Seller and its Representatives, upon reasonable request, shall be permitted during normal business hours to review the working papers of Parent relating to the Earn-Out Statement and the basis therefore pursuant to the terms of Section 3.3.4. If Seller and Parent are able to resolve the dispute during the Earn-Out Resolution Period, any such resolution by the parties as to the disputed amounts shall be final, binding and conclusive and Purchaser shall pay the resolved amount of the Earn-Out Payment in accordance with Section 3.3.5. If Parent and Seller are unable to resolve all such objections within the Earn-Out Resolution Period, the matters remaining in dispute shall be submitted to the dispute resolution process set forth in Section 3.5 below and the determination of the Earn-out Payment pursuant to the dispute resolution process shall be final and binding and the Earn-out Payment shall then be made pursuant to the terms set forth in Section 3.3.5.
3.3.18.    Access to Records. Subject to the confidentiality provisions in Section 8.2 during the Earn-Out Review Period, the Earn-Out Resolution Period, and any other period of review or dispute within the contemplation of this Section 3.3, each of the parties shall (A) provide the other party upon reasonable advance request with full access to employees and to all relevant books, records (whether in paper or electronic form), work papers, information for review and copying by the other party and its Representatives at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of each party, and (B) cooperate fully with the other party as necessary for the preparation, calculation and review of the Earn-Out Statement and Dispute Notice and for the contemplated resolution of any dispute between the parties relating thereto.

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3.3.19.    Payment of the Earn-Out Payment. The Earn-Out Payment shall be payable in cash or a combination of cash and common stock of Parent (“TriState Capital Stock”), which shall not exceed Sixty (60%) percent of the total Earn-Out Payment, as determined by Parent at the time of the payment. Purchaser shall pay the cash portion of the Earn-Out Payment, as set forth in the Earn-Out Statement, by check, to Seller pursuant to Section 3.9, or if Seller or the Seller IC Chairperson so instructs, to the Chartwell Owners in accordance with their respective pro rata shares of the Purchase Price as set forth on Section 1.1(a) of the Seller Disclosure Schedules, no later than thirty (30) days following the final determination of the Earn-Out Payment. Purchaser shall pay the portion of the Earn-Out Payment consisting of TriState Capital Stock to Seller pursuant to Section 3.9, or if Seller or the Seller IC Chairperson instructs Purchaser to make such distribution on Seller’s behalf, to the Chartwell Owners in accordance with their respective pro rata shares of the Purchase Price as set forth on Section 1.1(a) of the Seller Disclosure Schedules, within thirty (30) days following determination of the Earn-Out Payment provided that Parent has received an executed lock-up agreement in the form of Exhibit E (each a “Lock-Up Agreement’) from each of Seller and each Chartwell Owner who are to receive TriState Capital Stock. Any TriState Capital Stock issued for the Earn-Out Payment shall be valued based on the average closing price of a share of TriState Capital Stock for the five (5) Business Day period ending on the Business Day immediately prior to date of issuance and be restricted from resale pursuant to the above-referenced Lock-Up Agreement for 180 days from the date of issuance, which shall be the only contractual restriction on the TriState Capital Stock. Purchaser shall take such steps as are required so that after the 180 day lockup period, any TriState Capital Stock issued to pay a portion of the Earn-Out Payment can be resold without restriction (other than those applicable to affiliates) under Rule 144 (“Rule 144”) adopted under the Securities Act. Notwithstanding the foregoing, the entire Earn-Out Payment shall be paid in cash in the event of (a) a Purchaser Change of Control prior to completion of the Earn-Out Payment, and/or (b) Parent fails to make required 10-K, 10-Q or other material filings with the SEC or ceases to be publically tradable on the NASDAQ or another securities exchanges registered with the SEC under Section 6(a) of the Exchange Act.
3.4.    Holdbacks: Deficiency Reserve; Indemnity Reserve and First Trust Reserve.
3.4.1.    Deficiency Reserve. An amount equal to ten (10%) percent of the Base Amount, together with any dividends, interest, gains and other earnings thereon (the “Deficiency Reserve”) shall be retained and deposited at the Closing into the Deficiency Reserve Escrow Account to be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Deficiency Reserve Escrow Agreement. The Deficiency Reserve shall secure any reimbursement obligation of Seller to Purchaser for (i) any EBITDA Deficiency Adjustment and (ii) any Working Capital Deficiency Adjustment. If Seller’s reimbursement obligations for the EBITDA Deficiency Adjustment and Working Capital Deficiency Adjustment exceed the amount of the Deficiency Reserve, such reimbursement obligations may be satisfied by set-off against any Earn-Out Payment to the extent not paid, and thereafter shall be the obligation of the Chartwell Owners; provided that the obligation of each of the Chartwell Owners shall be limited to such Chartwell Owner’s pro rata share of the aggregate unsatisfied obligation based on such Chartwell Owner’s fully-diluted percentage ownership interest in Seller at Closing as set forth in Section 1.1(a) of the Seller Disclosure Schedules. Any funds remaining in the Deficiency Reserve Escrow Account shall be distributed to the Chartwell Owners in accordance with their respective pro rata shares of the

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Purchase Price no later than thirty (30) days following the final determination of any EBITDA Deficiency Adjustment and/or Working Capital Deficiency Adjustment (or absence thereof) to the extent claims have not been made against the Deficiency Reserve by Purchaser, and after resolution of any such claims, any funds not used to satisfy any reimbursement obligation of Seller to Purchaser shall be distributed to Seller (or the Seller Investment Committee if so instructed) pursuant to Section 3.9, no later than thirty (30) days following such resolution.
3.4.2.    Indemnity Reserve. An amount equal to ten (10%) percent of the Base Amount, together with any dividends, interest, gains and other earnings thereon (the “Indemnity Reserve”) shall be retained and deposited at the Closing into the Indemnity Reserve Escrow Account to be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Indemnity Reserve Escrow Agreement. The Indemnity Reserve shall secure indemnity obligations of Seller under clause (i) of the first sentence of Section 13.2.1. The Indemnity Reserve shall remain in place until April 30, 2015 (the “Indemnity Reserve Release Date”). Any funds remaining in the Indemnity Reserve Escrow Account shall be distributed to Seller (or the Seller Investment Committee if so instructed) pursuant to Section 3.9, on the Indemnity Reserve Release Date to the extent claims have not been made against the Indemnity Reserve by Purchaser, and after resolution of any such claims, any funds not used to satisfy any indemnity obligation of Seller to Purchaser under clause (i) of the first sentence of Section 13.2.1 shall be distributed to Seller (or the Seller Investment Committee if so instructed) pursuant to Section 3.9, , no later than thirty (30) days following such resolution.
3.4.3.    First Trust Reserve. An amount equal to Four Million ($4,000,000) Dollars, together with any dividends, interest, gains and other earnings thereon (the “First Trust Reserve”) shall be retained and deposited at the Closing into the First Trust Reserve Escrow Account to be held, invested and disbursed by the Escrow Agent pursuant to the terms of the First Trust Reserve Escrow Agreement. The First Trust Reserve shall secure obligations of Seller under Section 3.1.5. The First Trust Reserve shall remain in place until the proxy vote of the applicable First Trust Funds who are Clients of Seller in connection with the change of control and/or assignment or transfer of their Contract to, or entering into a new Contract with, Purchaser (the “First Trust Proxy Vote”). Upon an affirmative First Trust Proxy Vote for an applicable First Trust Fund on or before the First Trust Proxy Deadline, the amount in the First Trust Reserve Escrow Account equal to the applicable First Trust Fund EBITDA level multiplied by 7.5 shall be distributed to Seller (or the Seller Investment Committee if so instructed) pursuant to Section 3.9, within thirty (30) days of the First Trust Proxy Vote. Upon failure of Seller to obtain an affirmative First Trust Proxy Vote on or before the First Trust Proxy Deadline, any funds remaining in the First Trust Reserve Escrow Account shall be distributed to Purchaser within thirty (30) days.
3.4.4.    Escrow Accounts. At Closing, Seller and Purchaser shall execute and deliver such documents as may be appropriate to establish and maintain the Deficiency Reserve Escrow Account, the Indemnity Reserve Escrow Account and the First Trust Reserve Escrow Account. Seller shall bear and be responsible for the payment Taxes on the income from each of the Deficiency Reserve Escrow Account, the Indemnity Reserve Escrow Account and the First Trust Reserve Escrow Account.

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3.5.    Dispute Resolution.
If, after a good faith effort, Purchaser or Parent and Seller are still unable to resolve any dispute with respect to the determination of the Purchase Price Adjustment, or the Earn-Out Payment, within the applicable period for such determination, the issues remaining in dispute shall be submitted to Ernst & Young, (the “Independent Expert”). If the issues in dispute are submitted to the Independent Expert for resolution, Purchaser and Seller shall request the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than thirty (30) days after such request. Each party shall (i) furnish to the Independent Expert such workpapers and other documents and information relating to the disputed issues as the Independent Expert may request and are available to that party (or its independent public accountants), and (ii) be afforded the opportunity to present to the Independent Expert any material relating to the determination and to discuss the determination with the Independent Expert. The resolution of disputed items by the Independent Expert, as set forth in a written notice delivered to both parties by the Independent Expert, shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. After final determination of the disputed items, neither Purchaser nor Seller shall have any further right to make any claims against each other in respect of the computation of the Purchase Price, the Earn-Out Payment or the Purchase Price Allocation, as the case may be. Purchaser and Seller shall each bear fifty (50%) percent of the fees and expenses of the Independent Expert for such determination (with Seller’s share of such fees and expenses recoverable and payable solely from amounts remaining in the Deficiency Reserve or Indemnity Reserve, as Purchase may elect).
3.6.    Allocation of Purchase Price.
The parties agree that the Purchase Price as adjusted by the Purchase Price Adjustment, the Assumed Liabilities, and the Earn-Out Payment, if any, shall be allocated to the Purchased Assets according to the methodology set forth on Exhibit F. As soon as practicable after the Closing, but in no event later than sixty (60) calendar days after the Closing Date, Parent shall prepare and deliver to Seller for Seller’s review and approval a draft Schedule 3.6 prepared in accordance with the methodology set forth on Exhibit F (the “Purchase Price Allocation”) setting forth the allocation of Purchase Price, the Assumed Liabilities, and the Earn-Out Payment, if any. Seller shall have fifteen (15) days commencing on the date that Purchaser delivers the Purchase Price Allocation to review the Purchase Price Allocation. During the foregoing review period, Seller and its Representatives shall be permitted to review during normal business hours as they shall reasonably request the books, records and working papers of Purchaser relating to the Purchase Price Allocation. If Seller objects to the Purchase Price Allocation, Seller shall notify Purchaser in writing of any such objection within the fifteen (15) day review period specifying, in reasonable detail, the nature or basis of such objection. During the thirty (30) day period following Purchaser’s receipt of Seller’s notice of objection, Purchaser and Seller shall attempt in good faith to resolve Seller’s objections. If Purchaser and Seller are unable to resolve all such objections within such thirty (30) day period, the matters remaining in dispute shall be submitted to the dispute resolution process set forth in Section 3.5 above and the determination of the Purchase Price Allocation pursuant to the dispute resolution process shall be shall be final and binding, and thereafter the parties shall make consistent use of

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the Purchase Price Allocation for all Tax purposes and in all filings, declarations, and reports with the IRS, including reports required to be filed under the Code. The parties further agree that any subsequent allocation necessary as a result of an adjustment to the consideration to be paid hereunder shall be made in a manner consistent with the method set forth in Exhibit F. Purchaser shall prepare and deliver IRS Form 8594 (prepared in accordance with the final agreed Purchase Price Allocation) to Seller within sixty (60) days after the Closing to be filed with the Internal Revenue Service.  The parties shall timely file all Tax reports, returns and claims and other statements, including IRS Form 8594 or any equivalent statements, in a manner consistent with the Purchase Price Allocation and shall not make any inconsistent written statements on any returns or during the course of any IRS or other Tax audit, except to the extent required by a determination as defined in Section 1313(a) of the Code or a comparable provision of state, local or foreign law.  Each party agrees to promptly notify the other if the IRS or any other Governmental Authority proposes a reallocation of such amounts or of the existence of any Tax audit, controversy or litigation related to any allocation hereunder. Neither party shall take any position, contend or represent on any Tax Return or other report filed with any Governmental Authority (or in any Proceeding before any Governmental Authority) related to the determination of Taxes that is in any manner inconsistent with the allocation reflected in the Purchase Price Allocation.
3.7.    Transfer Taxes.
Other than as set forth in Section 14.5, Seller shall bear and be responsible for the payment all Taxes (excluding Taxes based on or measured by income) that are or may be imposed by any government or political subdivision thereof and that are payable or arise as a result of the transfer of the Purchased Assets, notwithstanding the party upon which such Taxes are actually imposed.
3.8.    Pre-Closing Distributions.
Nothing in this Agreement shall restrict, and Seller shall be permitted to, make distributions to Chartwell Owners between the Execution Date and the date of the Closing Balance Sheet on account of the items set forth on Section 3.8 of the Seller Disclosure Schedules. In addition, nothing in this Agreement shall restrict, and Seller shall be permitted to, make distributions to Chartwell Owners between the Execution Date and the date of the Closing Balance Sheet on account of the items not set forth on Section 3.8 of the Seller Disclosure Schedules provided that such distributions would not reasonably be expected to result in a Working Capital Deficiency Adjustment.
3.9.    Payments by Purchaser
Payments by Purchaser of the Purchase Price or otherwise shall be made to Seller or an account or accounts designated by Seller or the Seller IC Chairperson for further distribution to the Chartwell Owners, less any applicable withholding taxes, in accordance with their respective pro rata shares of the Purchase Price as set forth on Section 1.1(a) of the Seller Disclosure Schedules. The Chartwell Owners hereby designate Seller and the Seller IC Chairperson (on behalf of the Seller Investment Committee) to, separately or jointly, exercise, direct and administer their rights and elections under this Agreement, receive funds on their behalf, and distribute funds as reasonably contemplated by this Agreement.

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ARTICLE IV

EMPLOYEE MATTERS; RESTRICTIVE AGREEMENTS
4.1.    Offer of Employment.
Between the Execution Date and the Closing Date, Purchaser, in consultation with Seller’s management, will make decisions regarding the Employees of Seller to whom offers of post-Closing employment with Purchaser will be made and Purchaser will list such Employees on Section 4.1 of the Purchaser Disclosure Schedules. Each such Employee that receives and accepts Purchaser’s offer of employment shall be a Transferred Employee for purposes of this Agreement. Notwithstanding Seller’s obligations in Section 4.3, Seller shall have no liability on account of acceptance or non-acceptance by any Employee of post-Closing employment with Purchaser, or the performance of any such Employee that becomes a Transferred Employee.
4.2.    Employee Compensation Program.
The compensation and benefit program for Transferred Employees (the “Employee Compensation Program”) in 2014, including the compensation pool that is determined as a percentage of revenue attributable to the different product groups, shall be substantially similar to the compensation and benefits program in effect at Seller in 2013. In each year starting January 1, 2015, the Employee Compensation Program will be subject to the items set forth in Exhibit G, provided however, that except with respect to previously earned Deferred Compensation (as defined in Exhibit G), in each year starting January 1, 2015, the entire Employee Compensation Program is subject to Purchaser’s discretion with respect to future application of the program.
4.3.    Assistance with Offers of Employment
Seller will use its best efforts to encourage all Employees who are offered employment with Purchaser to accept such offers, and Seller will together with Purchaser in good faith to ensure that as many Employees as possible accept offers of employment from Purchaser
4.4.    Vacation Liability
Purchaser shall assume liability for the vacation entitlement of each Transferred Employee accrued as of the Closing Date.
4.5.    Retention Program
Certain Employees listed on Section 4.5 of the Seller Disclosure Schedules to be identified by Seller’s owners as key employees who do not have equity ownership levels consistent with their potential to contribute to the Business (the “Retention Program Participants”) will be provided with the opportunity to participate in the retention program (the “Retention Program”) described in Exhibit H. The Retention Program shall have a maximum total available balance of $1 Million, of which $500,000 will be contributed by Seller, as provided in Section 3.1, out of proceeds of the Purchase Price. The Retention Program Participants and the applicable maximum retention bonus levels of each participant will be agreed upon by Seller and Purchaser prior to Closing. Each

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Retention Program Participant shall be entitled to his or her pro-rata portion, determined based on the Retention Program Participant’s relative bonus level, of the actual funded amount of the Retention Program. The Retention Program will be paid to the applicable Retention Program Participant on January 1, 2017 (the “Retention Program Payment Date”). Each Retention Program Participant must be employed by Purchaser on the Retention Program Payment Date to receive the applicable payment; provided that any Retention Program Participant whose employment terminates due to a Qualifying Retirement, death or Disability prior to the Retention Program Payment Date shall also receive the applicable payment. If any employee is no longer employed by Purchaser on the Retention Program Payment Date, other than as a result of a Qualifying Retirement, death or Disability, that Participant’s Retention Program payment would be forfeited and belong to Purchaser, including without limitation the portion thereof funded by Seller out of proceeds of the Purchase Price. Notwithstanding any of the foregoing, all aspects of the Retention Program, including without limitation, the policies and procedures thereof shall be subject to the sole discretion of Purchaser.
4.6.    Loyalty Bonus Program.
Certain Retention Program Participants and other individuals identified on or about the Execution Date by Seller who do not have equity ownership levels consistent with their potential to contribute to the Business (the “Loyalty Bonus Program Participants”) will be provided with a Loyalty Bonus (“Loyalty Bonus”) at the Closing or shortly after the day of the Closing pursuant to a program created and funded by Seller (the “Loyalty Bonus Program”). Each Loyalty Bonus Program Participant must be employed by Seller as of the Closing. Seller anticipates Loyalty Bonus payments shall not be less than $400,000.00 but not exceed $600,000.00. The Loyalty Bonus payments shall be made by Seller from proceeds from the Purchase Price. For absence of doubt, Loyalty Bonus payments shall in no way impact the calculation of EBITDA or Working Capital (Net).
4.7.    Restrictive Agreements
4.7.1.    Restrictive Agreement for Covered Persons. On the Execution Date (but not effective until consummation of Closing), each Covered Person has executed and delivered to Purchaser an agreement substantially in the form attached hereto as Exhibit I (a “Non-Solicitation and Non-Affiliation Agreement for Covered Person”).
4.7.2.    Restrictive Agreement for Key Employees. On the Execution Date (but not effective until consummation of Closing), each Key Employee has executed and delivered to Purchaser an agreement substantially in the form attached hereto as Exhibit J (a “Non-Solicitation and Non-Affiliation Agreement for Key Employee”).
ARTICLE V

CLOSING
5.1.    Closing
Subject to the satisfaction or waiver of the conditions set forth in Articles IX and X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of

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Keevican Weiss Bauerle & Hirsch LLC in Pittsburgh, Pennsylvania, at 9:00 AM (local time) on March 1, 2014, or if all of the conditions to Closing have not been satisfied or waived by that date, as soon thereafter as practicable after all condition to Closing have been satisfied or waived, or at such other time and place as may be mutually agreed upon by Purchaser and Seller (the “Closing Date”). Seller and Purchaser acknowledge that the effective date of the transactions contemplated by this Agreement for all purposes (including, without limitation, for accounting purposes) is as of the opening of business on the Closing Date.
5.2.    Deliveries by Seller
At the Closing, Seller shall execute and deliver to Purchaser the following instruments:
5.2.5.    A general bill of sale substantially in the form of Exhibit A hereto (the “Bill of Sale”), transferring to Purchaser good and indefeasible title to all of the Purchased Assets, subject only to Permitted Liens;
5.2.6.    An instrument of assignment and assumption substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”), pursuant to which (i) Purchaser shall assume, and agree to holder Seller harmless against, the Assumed Liabilities, and (ii) Seller shall assign to Purchaser all of Seller’s right, title and interest in each of the Contracts, Permits, Real Property Lease, and other leases, licenses, agreements and intangible property included in the Purchased Assets;
5.2.7.    All documents and certificates to be delivered pursuant to Article IX
5.2.8.    All other documents necessary to assign and transfer the Intellectual Property;
5.2.9.    Such other instruments of conveyance and transfer as Purchaser may reasonably require in order to effectively vest in it, and put it in possession of, the Purchased Assets; and
5.2.10.    Releases of any Liens on Purchased Assets (other than Permitted Liens) in form reasonably satisfactory to Purchaser.
5.3.    Deliveries by Purchaser.
At the Closing, Purchaser shall execute and deliver the following instruments to Seller.
5.3.1.    The Assignment and Assumption Agreement;
5.3.2.    All documents and certificates to be delivered pursuant to Article X; and
5.3.3.    Such other instruments as Seller may reasonably require in order to effectively provide for Purchaser’s assumption of, and agreement to hold the Chartwell Owners harmless against, the Assumed Liabilities.

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5.4.    Payments by Purchaser.
At Closing, Purchaser shall pay in cash by wire transfer the Base Amount minus the amount of the Reserves, minus $500,000 (which $500,000 shall be contributed directly into the Retention Program) as set forth in Section 4.5; and such wire transfer of cash shall be into such account or accounts as Seller shall direct by prior written instructions to Purchaser.
5.5.    Delivery of Possession.
On and after the Closing Date, Seller shall cooperate with Purchaser to promptly transfer possession and control of all of the Purchased Assets to Purchaser, and Purchaser shall cooperate with Seller to assure Purchaser’s assumption of Assumed Liabilities and agreement to hold harmless the partners of Seller against the Assumed Liabilities.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure schedules delivered by Seller to Purchaser on the Execution Date, and as updated on the Closing Date (the “Seller Disclosure Schedules”), to induce Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser and Parent that the statements contained in this Article VI are true and correct as of the Execution Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). Seller shall confirm on the Closing Date that each of these representations and warranties remain true, as if such representations and warranties were made on the Closing Date. All representations and warranties set forth in this ARTICLE VI shall be without regard to Seller’s Knowledge unless expressly limited to Seller’s Knowledge.
6.1.    Organization, Qualification, Good Standing; Power and Subsidiaries.
(a)    Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite limited partnership power and authority to carry on the Business as it is now being conducted and to own, lease and operate its properties and assets used in connection therewith. Seller is duly qualified or licensed to do business as a foreign limited partnership, and in good standing, in each jurisdiction in which the nature of the Business requires such qualification or licensing, except where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have a Material Adverse Effect on the Business. Each jurisdiction in which Seller is qualified to do business as a foreign limited partnership is listed on Section 6.1 of the Seller Disclosure Schedules.
(b)    The General Partner is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to be the general partner of Seller.

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(c)    Seller has made available to Purchaser a true, complete and correct copy of (i) the Limited Partnership Agreement, (ii) the Certificate of Limited Partnership of Seller, (iii) the Articles of Incorporation and bylaws of the General Partner and (iii) the Shareholders’ Agreement of the General Partner (the “Organizational Documents”). The Organizational Documents are in full force and effect, and neither Seller nor the General Partner is in violation of any provision thereof.
(d)    Seller does not own any equity securities of or interest in any Person (other than marketable securities reflecting ordinary course investments of cash balances).
6.2.    Authorization and Enforceability of Agreement.
Seller has taken all necessary limited partnership action and has all requisite limited partnership power and authority, and General Partner has taken all necessary corporate action and has all requisite corporate power and authority, to execute and deliver this Agreement and the Ancillary Documents to which each is a party (in its own name or, in the case of the General Partner, in its capacity as general partner of Seller), to consummate the transactions contemplated hereby and thereby and to perform their respective obligations hereunder and thereunder, as applicable. This Agreement and the Ancillary Documents to which it is a party constitute, and upon Seller’s execution and delivery thereof, will constitute, the legal, valid and binding obligations of Seller, enforceable against it in accordance with its terms, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.
6.3.    Required Filings and Consents.
Except as set forth on Section 6.3 of the Seller Disclosure Schedules, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority (“Seller Approvals”), except for (i) the consents, approvals and notices required or contemplated under the Investment Company Act, the Investment Advisers Act, or (iii) where failure to obtain any such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications would not be reasonably expected to have a Material Adverse Effect.
6.4.    No Conflict.
The execution, delivery and performance of this Agreement and the Ancillary Documents by Seller and the consummation of the transactions contemplated hereby and thereby by Seller do not, and will not, (i) conflict with or violate Organizational Documents, (ii) assuming that Seller Approvals have been received and the waiting periods, if any, referred to therein have expired or terminated, and further assuming that any condition in or provided for in the Seller Approvals have been satisfied, conflict with or violate any Law applicable to Seller or by which any property or asset of Seller is bound, (iii) violate any judgment, order, writ or decree of any court applicable to Seller; (iv) result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or require any consent under, result in the loss of a material benefit under, or give rise to any right

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of termination, amendment, acceleration or cancellation of any Material Contract; or (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Seller, other than, in the case of clauses (ii) (iii), (iv) and (v), any such violation, breach, conflict, default, termination, amendment, cancellation, acceleration, or any such failure to obtain any such consent, approval, authorization or waiver, that would not be reasonably expected to have a Material Adverse Effect.
6.5.    Permits and Licenses; Compliance with Laws.
(a)    Except as set forth on Section 6.5(a) of the Seller Disclosure Schedules, Seller has all Permits necessary for Seller to own, lease and operate its properties and carry on the Business consistent with past practice and as the Business is now being conducted (the “Seller Permits”), except where the absence thereof would not reasonably be expected to have a Material Adverse Effect; and the Business has been operated in all material respects in accordance with the Seller Permits and no suspension or cancellation of any of the Seller Permits is pending or, to the Knowledge of Seller, threatened in writing, in each case except where the failure, suspension or cancellation, as applicable, would not reasonably be expected to have a Material Adverse Effect.
(b)    Seller is not: (i) in violation of any Laws applicable to Seller, (ii) in violation of any material Seller Permits or (iii) in breach of violation of any note, bond, mortgage, indenture or other Contract to which Seller is a party or by which any of its property or assets is bound, except, in each case, where the violation or breach would not be reasonably expected to have a Material Adverse Effect.
(c)    Except for instances of noncompliance that would not be reasonably expected to have a Material Adverse Effect:
(i)    Seller is, and at all times required by the Investment Advisers Act during its existence has been, duly registered as an investment adviser under the Investment Advisers Act and each other jurisdiction in which Seller is required to register in connection with the Business and such registration is in full force and effect.
(ii)    Seller is, and at all times required by applicable Law (other than the Investment Advisers Act) has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business required such registration, licensing or qualification;
(iii)    Seller is in compliance with Rule 206(4)-7 under the Investment Advisers Act.
(d)    Seller has delivered to Purchaser true, correct and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2012 by Seller, reflecting all amendments thereto filed with the SEC to the Execution Date (each, a “Form ADV”).  The Forms ADV are in material compliance with Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they

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were made, not misleading, except as to any non-compliance that has not had and would not reasonably be expected to have a Material Adverse Effect on the Business.  Seller has made available to Clients the Form ADV (or portions thereof) as and to the extent required by the Investment Advisers Act.
(e)    Seller is, and at all times required by applicable Law has been, duly registered, licensed or qualified as an Investment Adviser under the Investment Advisers Act in each jurisdiction where the conduct of the Business requires such registration, license or qualification, except where the failure to be so registered, licensed or qualified has not had and would not be reasonably expected to have a Material Adverse Effect.
(f)    Each Employee of Seller that is required to be registered with the SEC, the National Futures Association, or any state or any other Governmental Authority, in any capacity, including, but not limited to, as an investment adviser representative, registered representative, sales person, or in a commodities-related capacity, is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would be reasonably expected to have a Material Adverse Effect.
(g)    None of Seller, or any Proprietary Fund, or any partner, officer, director or employee thereof, is a party or subject to any Order (other than an exemptive Order) relating to its business, except where such Order has not had and would not be reasonably expected to have a Material Adverse Effect.
(h)    Since December 31, 2010, there has not existed an “out of balance” condition, pricing error, or similar condition with respect to any customer account maintained by Seller or a Proprietary Fund, except for any such condition, error or condition that has been rectified or would not be reasonably expected to have a Material Adverse Effect.
(i)    Section 6.5(i) of the Seller Disclosure Schedules sets forth a complete list as of the Execution Date of all securities exchanges, commodities exchanges, boards of trade, and similar organizations in which Seller holds a membership or has been granted trading privileges.
(j)    None of Seller or its “affiliated persons” (as defined in the Investment Advisers Act) is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Investment Advisers Act) of a registered investment adviser, and there is no proceeding pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Authorities, which, if adversely resolved, would result in the ineligibility of Seller or any “affiliated person” to serve in any such capacities. None of Seller or its associated persons is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no proceeding pending and served or, to the Knowledge of Seller, pending and not served or threatened by any Governmental Authorities, which, if adversely resolved, would result in the ineligibility of Seller or any “affiliated person” to serve in any such capacity.

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(k)    To Seller’s Knowledge, there are no material defects in the environmental, zoning or other permits pertaining to the operation of the Purchased Assets.
(l)    Seller is not required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any Laws. None of Seller or any person “associated” (as defined under the Investment Advisers Act) with Seller is disqualified pursuant to Section 203(e) of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser, or subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) under the Investment Advisers Act.  Purchaser has been provided with a copy of any exemptive order issued by the SEC in respect of any such disqualification.  There is no proceeding or investigation pending or, to the Knowledge of Seller, threatened which, if adversely resolved, would reasonably be expected to result in any such disqualification.  Except as set forth in Section 6.5(l) of the Seller Disclosure Schedules, none of the Investment Advisers is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer.
(m)    Seller has policies and procedures relating to the Business that prohibit the investment of assets by it or by any Person acting, directly or indirectly, (i) in contravention of any applicable Laws, including anti-money laundering regulations or conventions, (ii) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, as such list may be amended from time to time, (iii) for a foreign shell bank (such Persons in clauses (i), (ii) and (iii) are collectively referred to as “Prohibited Persons”).  To Seller’s Knowledge, no Client, and no Person controlling, controlled by or under common control with any Client, is a Prohibited Person or a senior foreign political figure, a member of a senior foreign political figure’s immediate family or a close associate of a senior foreign political figure (“SFPF”).  Seller has carried out appropriate due diligence to establish the identities of such Clients and, with respect to Clients that are entities, the beneficial owners therein, and to Seller’s Knowledge, no such beneficial owners are Prohibited Persons or SFPFs.
(n)    As applicable to the Business, Seller has adopted (i) a written policy regarding insider trading, (ii) a policy regarding the conduct and reporting of personal trading and conflicts of interest by its advisory representatives, (iii) a privacy policy, (iv) a proxy voting policy, and (v) such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated a chief compliance officer in accordance therewith.  Such policies and procedures comply in all material respects with applicable Laws, including Section 204A of the Investment Advisers Act and applicable rules under the Investment Advisers Act.  There have been no material violations or allegations of material violations of Seller’s policies with respect to personal trading or conflicts of interest.
6.6.    Title to Properties; Absence of Liens; Sufficiency of Purchased Assets.
Seller owns good and marketable title to, or holds a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens set forth on Section 6.6 of the Seller Disclosure Schedules and Seller has full power and authority to transfer ownership of, and good

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title in and to, the Purchased Assets to Purchaser free and clear of all Liens, other than Permitted Liens. The Purchased Assets constitute all of the tangible and intangible rights, assets, facilities, and other interests used in the Business as conducted by Seller, except for the Excluded Assets and are sufficient to enable Purchaser to continue to conduct the Business after the Closing in the manner in which the Business has been conducted by Seller,
6.7.    Clients.
(a)    Seller has provided Purchaser with true and correct copies of (i) all standard forms of Client Contracts currently in use or effect, (ii) all standard forms of Intermediary Contracts currently in use or effect, (iii) all Client Contracts with Material Clients, and (iv) all Intermediary Contracts. Except as set forth on Section 6.7(a) of the Seller Disclosure Schedules, all Client Contracts conform to Seller’s standard form of Client Contract and all Intermediary Contracts conform to Seller’s standard form of Intermediary Contracts except, in each case, for nonmaterial variations from such standard forms.
(b)    The aggregate dollar amount of assets in the accounts of the Clients managed by Seller as of November 30, 2013 (the “Base Date”) is accurately set forth in Section 6.7(b) Part I of the Seller Disclosure Schedules (such aggregate amount, the “Base Date AUM”). The aggregate dollar amount of assets in the accounts of the Proprietary Funds and the Clients managed by Seller as of the Base Date is accurately set forth in Section 6.7(b) Part II of the Seller Disclosure Schedules.
(c)    Except as set forth in Section 6.7(c) of the Seller Disclosure Schedules, at no time within the past five (5) years has Seller had “custody” of Client funds within the meaning of Rule 206(4)2 under the Investment Advisers Act (other than the exclusion provided by Rule 206(4)2(b)(3) under the Investment Advisers Act) which provides for certain exclusions for investment advisers that may be deemed to have custody solely as a consequence of the authority to make withdrawals from client accounts to pay advisory fees.
(d)    Except as would not be reasonably expected to have a Material Adverse Effect: (x) each Client Contract has since its effective date been (and currently is) duly authorized, executed and delivered by Seller and, to the Knowledge of Seller, each other party thereto and, to the extent applicable, adopted and subsequently renewed in compliance with the Advisers Act, and at all such times each Client Contract has been a valid and binding agreement of Seller and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and (y) Seller has been at all times since the Base Date (and currently is) in compliance with the material terms of each Client Contract to which it is a party (including investment guidelines and restrictions thereunder, where applicable), and no event has occurred or condition exists that constitutes or with notice or the passage of time would reasonably be expected to result in a default thereunder by Seller.
(e)    Each Client to which Seller provides Investment Management Services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to the fiduciary

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responsibility provisions of Title I of ERISA or to Section 4975 of the Code, (ii) a Person acting on behalf of such plan, or (iii) an entity whose assets include the assets of such a plan, within the meaning of Section 3(42) of ERISA and applicable regulations of the Department of Labor (any such plan, person or entity, an “ERISA Client”) has been managed by Seller in compliance in all material respects with the applicable requirements of ERISA and Section 4975 of the Code. Seller is in compliance in all material respects with the Investment Advisers Act registration, minimum assets under management and minimum shareholders’ or partners’ equity requirements to qualify as a qualified professional asset manager (a “QPAM”) under Prohibited Transaction Class Exemption 8414 (the “QPAM Exemption”), and Seller is not disqualified from relying on the QPAM Exemption with respect to the transactions negotiated for ERISA Clients due to the application of Section I(e) or I(g) of the QPAM Exemption.
(f)    Any Client that is a Proprietary Fund or an Intermediary is identified as such on Section 6.7(f) of the Seller Disclosure Schedules. Other than the Proprietary Funds, Seller provides no Investment Management Services to or through (i) any Person that is an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act), (ii) any Person that would be an investment company or unit trust (or similar Person) (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (iii) any Person that is, or is required to be, registered under the Laws of the appropriate securities regulatory authority in the jurisdiction in which the Person is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.
(g)    No exemptive Orders, “no action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to (i) Seller, (ii) any officer, member of the board of directors, partner, shareholder, owner, employee or representative, as applicable, of Seller or (iii) any Client (in connection with the provision of Investment Management Services by Seller to such Client).
(h)    Seller has made investments on behalf of each Client in all material respects in accordance with the terms of the relevant Client Contract, except for any deviations that would not be reasonably expected to have a Material Adverse Effect.
6.8.    Material Clients.
(a)    Section 6.8(a) of the Seller Disclosure Schedules sets forth a complete and accurate list, as of the Execution Date, of: (i) all Material Clients of the Business; (ii) all related Investment Accounts and related account numbers; (iii) for each such Investment Account, on an account-by-account basis, the aggregate market value of the assets under management and the Fee Rate, and (iv) the aggregate value of the assets under management for all such Investment Accounts.
(b)    Each Client Contract and Intermediary Contract (i) is a valid and legally binding agreement, enforceable against Seller and, to the Knowledge of Seller, each other party thereto, subject to limitations imposed by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights and remedies of creditors generally and to general

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principles of equity, (ii) is in all material respects in compliance with applicable Laws and (iii), except as indicated on Section 6.8(b) of the Seller Disclosure Schedules, does not require the consent of the Client or Intermediary for the assignment or transfer to Purchaser.
(c)    Seller is not in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract.  Except for the accounts receivable of the Business consisting of the Client payment delinquencies as of November 1, 2013 set forth on Section 6.8(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, no other Person is in material default in the observance or the performance of any material term or obligation to be performed by it under any Client Contract or Intermediary Contract.  No Investment Account is in material violation of an investment policy or guideline for which violation Seller is responsible.  There are no agreements by Seller to rebate or reduce fees or expenses or to reimburse any or all fees of, or to reduce or rebate a performance allocation or provide special redemption rights, preferential or “most favored client” treatment for, any Client or Intermediary.  There are no written agreements (other than the Intermediary Contracts) pursuant to which Seller is or may be obligated to pay to any Person a finder’s, referral, placement or solicitation fee, or compensation or fee with respect to assets of any Client or Intermediary.  Except as set forth on Section 1.1(b) of the Seller Disclosure Schedules, there are no third party financial advisors, including any sponsor of a Wrap Program, for whom Seller has agreed in writing to provide investment advisory services in connection with the provision of investment advisory services by such third party.
(d)    Based on the information provided to Seller by the Clients, Section 6.8(d) of the Seller Disclosure Schedule sets forth a list of each Client that is an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and Seller does not have Knowledge of facts establishing that such information is not accurate.
(e)    Except as set forth on Section 6.8(e) of the Seller Disclosure Schedule, Seller has not received any oral or written notice that any Client or Intermediary (or a Person that has discretionary authority over the assets of a Client or Intermediary) is (i) terminating or planning to terminate its relationship with Seller, (ii) proposing a material reduction in any fee rate under any Client Contract or Intermediary Contract, or (iii) planning to withdraw its assets under management with Seller by more than five (5%) percent from the level at the date of notification.
(f)    Set forth on Section 6.8(f) of the Seller Disclosure Schedule is, with respect to each Investment Adviser, a complete and accurate list, identified by account number, of each Client or group of Clients, as of March 31, 2013, that has since that date (i) terminated its relationship with such Investment Adviser, (ii) reduced its assets under management with Seller by more than five (5%) percent from the level at March 31, 2013 or (iii) reduced the maximum amount of assets under management with Seller (based on its quarter-end balances) since June 30, 2012.
(g)    Seller has never been responsible for providing, in connection with the Investment Accounts, and Seller does not provide in connection with such Investment Accounts, to any Client or Intermediary, any advice or services with respect to market timing trading in violation of stated policies and/or guidelines of any investment company registered under the Investment

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Company Act regarding frequency of trading or late trading of shares of any investment company registered under the Investment Company Act.
(h)    None of the Clients for which Seller acts as Investment Adviser is registered under the Investment Company Act.
(i)    Section 6.8(i) of the Seller Disclosure Schedule sets forth, a list of all Investment Advisers and each jurisdiction in which such Investment Adviser is registered as an investment adviser representative (as such term is defined in Rule 203A-3(a) under the Advisers Act).
(j)    With respect to the Business, neither Seller nor any of the Transferred Employees is required to be registered as a broker or dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person of a broker dealer or an insurance agent with the SEC, the Commodity Futures Trading Commission, the National Futures Association, the National Association of Securities Dealers or the securities or insurance commission of any foreign, federal, state or local jurisdiction or any self-regulatory body.
(k)    The only place of business (within the meaning of Rule 203A-3(b) under the Investment Advisers Act) of Seller with respect to the Business is 1235 Westlakes Drive, Suite 400, Berwyn, PA 19312.
(l)    Neither Seller nor, to Sellers’ Knowledge, any Client has requested or obtained or relies upon any exemptive order or no-action relief from any Laws with respect to any Client relationship.  Seller does not have any requests pending for any such orders or relief.
6.9.    Material Contracts.
(a)    Section 6.9(a) of the Seller Disclosure Schedules sets forth a complete list of all Material Contracts (as defined below), other than Client Contracts and Intermediary Contracts, to which Seller is a party or is bound. A “Material Contract” means: (i) any Contract with a Client; (ii) any consulting or other Contract with an Employee or any other shareholder, director, officer, or employee of Seller or any Seller Affiliate; (iii) any collective bargaining Contract with any labor union with respect to the Employees; (iv) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate payments after the Execution Date in excess of $50,000; (v) any license, royalty Contract or other Contract with respect to Intellectual Property that grants to a third-party any rights of Seller to such intellectual property or that provides for the use of a third party’s Intellectual Property by Seller (excluding computer software); (vi) any Contract pursuant to which Seller has entered into a partnership, franchise, or joint venture with any other Person to conduct the Business; (vii) the Real Property Lease and any other Contract under which Seller is (A) a lessee or sublessee of real property, (B) a lessee of, or user of, any machinery, equipment, vehicle or other Tangible Personal Property used in the Business owned by a third person or entity which requires annual payments in excess of $25,000; (viii) any Contract under which Seller is a purchaser of goods and services and which requires payments by Seller in excess of $25,000 per annum; (ix) any other Contract the termination or breach of which, or the failure to

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obtain consent to assignment in respect of, would reasonably be expected to have a Material Adverse Effect; (x) any Contract between Seller and any of its customers for the sale of Products with an annual value in excess of $25,000; or (xi) any Contract related to the distribution of Products sold by the Business, including, without limitation, all sales agency agreements, distributorship agreements, commission agreements (including ones with employees), and brokerage agreements (collectively, “Distribution Agreements”), whether or not such Distribution Agreements are between Seller and independent third parties or affiliates of Seller.
(b)    There are no material agreements or understandings between Seller and the counter-parties to any Material Contracts that vary the terms of the Material Contracts (other than written amendments thereto and set forth on Section 6.9(a) of the Seller Disclosure Schedules). All of the Material Contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their respective terms and neither Seller nor, to the knowledge of Seller, any other party to any Material Contract, is in material default or breach of any of the terms thereof and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder.
(c)    Seller has provided Purchaser with true, correct and complete copies of all Material Contracts (including all amendments and supplements thereto) that are not Client Contracts.
6.10.    Financial Statements and Books and Records.
(e)    Financial Statements. Section  6.10(a) of the Seller Disclosure Schedules contains true and complete copies of the following financial statements: (i) the balance sheets of Seller as of December 31, 2010, 2011, and 2012 and the related statements of income statement and results of operations and changes in financial position (or cash flows) for the years then ended, certified by Ernst & Young, L.L.P., independent public accountants; (the “Financial Statements”); and (ii) a copy of a balance sheet of Seller as October 31, 2013 together with the related income statement and results of operations and changes in financial position (or cash flows) for the period from January 1, 2013 through the date of such balance sheet, which shall be affirmed by the chief executive officer and chief financial officer of Seller as having been prepared under his supervision (the “Current Statements”). The Financial Statements are in accordance with the books and records of Sellers and present fairly in all material respects, the financial position, and related results of operations and changes in financial position (or cash flows) of Seller as of the times and for the periods referred to herein, in accordance with GAAP, and the Current Statements have been prepared in a manner consistent with the Financial Statements and are in accordance with the books and records of Sellers and present fairly in all material respects, the financial position, and related results of operations and changes in financial position (or cash flows) of Seller in accordance with GAAP subject, in the case of financial statements other than year-end financial statements, to normal periodic or year-end adjustments consistent with past practice.
(f)    Books and Records. The books, records and accounts of Seller are maintained, in all material respects, in accordance with GAAP and fairly state the basis for the financial condition and results of operations of the Business. They include, among other things, all records and data regarding the Business and operations procedures used in the Business, whether

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such records are in hard copy, electronic, or any other form. All of the financial books and records of Seller have been made available to Purchaser and such books and records completely and fairly record in all material respects Seller’s financial affairs and activities which would normally be recorded in financial books and records.
(g)    Accounts Receivable. All Accounts Receivable included in the Purchased Assets (i) are reflected properly on the books and records of Seller in accordance with GAAP; (ii) arose from bona fide, arms-length transactions in the ordinary course of business for services performed or goods sold by Seller; (iii) are not subject to any counterclaim, deduction, right of set-off, set-off or recoupment; (iv) were billed as of the dates specified on Section 6.10(c) of the Seller Disclosure Schedules); and (v) are collectible in the ordinary course of business in the aggregate face amounts thereof (net of the reserves expressly set forth on Section 6.10(c) of the Seller Disclosure Schedules) without instituting legal action or incurring fees for collection. Seller has not participated in any accounts receivable monetization, securitization or factoring program, and none of the Accounts Receivable is or have been monetized, whether through a securitization, factoring, or other similar arrangement. The amount of any reserves or allowances in the Financial Statements and identified on Section  6.9(c) of the Seller Disclosure Schedules for uncollectible Accounts Receivable is equal to, or greater than, the amount of uncollectible Accounts Receivable that Seller reasonably anticipates plus the costs of collection for any receivable not paid in accordance with its terms. The books and records of Seller reflect appropriate reserves for uncollectible Accounts Receivable on a basis consistent with the Financial Statements.
(h)    Accounts Payable. Except as disclosed on Section 6.10(d) of the Seller Disclosure Schedules all accounts payable included in the Assumed Liabilities (i) are reflected properly on the books and records of Seller in accordance with GAAP; (ii) arose from bona fide, arms-length transactions in the ordinary course of business for services performed for, or goods sold to, Seller, for which Seller obtained substantially equivalent value; and (iii) have been incurred in accordance with applicable payment or credit terms imposed by the vendors of such services or goods. None of the accounts payable of Seller has been due and payable by Seller for a period in excess of thirty (30) days from the date of the receipt of an invoice giving rise thereto.
(i)    Working Capital Practices. Seller has not changed or varied any of its practices concerning the collection of accounts receivable, the payment of accounts payable, or any other method or practices concerning Seller’s working capital from practices that Seller has followed during the one-year period ended September 30, 2013, or otherwise as a result or in contemplation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller has not materially changed or materially varied any of such practices during the period of October 1, 2010 through the Closing Date.
(j)    Operation of Business. Since the date of the Financial Statements and other than as set forth or contemplated by this Agreement, (i) Seller has operated the Business in the ordinary course of business consistent with past practice and has not, other than in the ordinary course of business consistent with past practice, sold or otherwise disposed of, or committed to dispose of, any assets or incurred any Liabilities, direct or contingent, and (ii) Seller has used all reasonable efforts to preserve the Business, keeping available the services of its Employees and

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preserving its Business relationships with suppliers, customers and others with whom the Business has dealings. Notwithstanding anything to the contrary, between the Execution Date and the date of the Closing Balance Sheet, Seller shall be specifically permitted to make such distributions to its Chartwell Owners as Seller sees fit provided that it reasonably believes that such distributions will not result in a Working Capital Deficiency Adjustment.
(k)    No Undisclosed Material Liabilities. There are no liabilities or obligations of Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) as reflected or reserved against in Seller’s most recent balance sheet (or the notes thereto) included in the Current Statements, (b) liabilities or obligations incurred in the ordinary course of business since the date of such balance sheet, or (c) liabilities or obligations which would not be reasonably expected to have a Material Adverse Effect.
6.11.    No Material Adverse Effect.
Except as reflected in the Financial Statements or Current Statements or as set forth in Section 6.11 of the Seller Disclosure Schedules, since the date of the Financial Statements, the Business of Seller has been conducted in the ordinary course of business consistent with past practice and there has been no Material Adverse Effect on the Business, nor has there been any damage, destruction or loss of Tangible Personal Property, whether or not covered by insurance, since the date of the Financial Statements.
6.12.    Regulatory Reports.
Seller and, to the Knowledge of Seller, each Proprietary Fund has filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that any of them was required to file since January 1, 2011 with Governmental Authorities, and has paid all fees and assessments due and payable in connection therewith, except where such failure to make any such filing or payment would not be reasonably expected to have a Material Adverse Effect. Except for normal examinations conducted by Governmental Authorities in the regular course of the business of Seller, no Governmental Authorities have initiated any proceeding or investigation or inquiry into the business or operations of Seller or any Proprietary Fund since January 1, 2011. There is no unresolved violation, criticism, or exception by any Governmental Authorities with respect to any report or statement relating to any examinations of Seller or any Proprietary Fund other than those that would not reasonably be expected to have a Material Adverse Effect.
6.13.    Proprietary Funds.
(a)    Seller has provided Purchaser with true, correct and complete copies of all Proprietary Funds, as listed on Section 6.13 of the Seller Disclosure Schedule.
(b)    The three (3) most recent audited financial statements of each Proprietary Fund, as reported by such Proprietary Fund’s independent auditors, have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise disclosed therein, and

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present fairly, in all material respects, the financial position and results of operations of each Proprietary Fund at the dates and for the periods stated therein.
(c)    Since January 1, 2009 or, if later, the date of formation of the respective Proprietary Fund, each Proprietary Fund has had (and now has) all material permits, licenses, certificates of authority, orders and approvals of, and has made all material filings, applications and registrations with, Governmental Authorities that are required in order to permit each of them to carry on its respective business as presently conducted, and such material permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect. The conduct by each Proprietary Fund of its business does not violate or infringe any Laws in a manner that would reasonably be expected to have a Material Adverse Effect.
(d)    Each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Proprietary Fund, and all current supplemental advertising and marketing material relating to each Proprietary Fund complies with the Securities Act, the Investment Company Act, the Advisers Act, applicable state laws, except for noncompliance which would not reasonably be expected to have a Material Adverse Effect. None of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
6.14.    Regulatory Compliance.
(a)    Except where the violation of any of the representations and warranties contained in this Section 6.14(a) would not reasonably be expected to have a Material Adverse Effect:
(i)    Each Proprietary Fund required by Law to be so registered is duly registered as an Investment Company under the Investment Company Act; (B) the equity interests of each Proprietary Fund are duly and validly issued, fully paid and nonassessable and are qualified for sale, or an exemption therefrom is in full force and effect; (C) all outstanding equity interests of each Proprietary Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder; and (D) in the case of prospectuses applicable to the Proprietary Funds, no such prospectus contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order similar order restricting its use.
(ii)    Each Proprietary Fund that is a Registered Investment Company has duly adopted procedures pursuant to Rule 17e-1 under the Investment Company Act, to the extent applicable.
(iii)    Seller has adopted a formal code of ethics (to the extent required under applicable Law) and a written policy regarding insider trading. Such code and policy comply,

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in all material respects, to the extent applicable thereto, with Section 17(j) of the Investment Company Act, Rule 17j1 thereunder, Section 204A of the Investment Advisers Act and Section 15(f) of the Exchange Act, respectively. The policies of Seller with respect to avoiding conflicts of interest are as set forth in their most recent Forms ADV and BD (or incorporated by reference therein), as applicable. As of the Execution Date, there have been no material violations or allegations of material violations of such policies that have occurred or been made, except as reflected in compliance reports submitted to the applicable Board of Directors.
(iv)    Neither Seller nor any Proprietary Fund, and, to Seller’s Knowledge, no person “associated” (as defined under the Advisers Act) with Seller, or any Proprietary Fund, has for a period not less than five (5) years prior to the Execution Date been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any registered Investment Company pursuant to Section 9(a) of the Investment Company Act, and to the Company’s Knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.
(v)    Neither Seller nor any Proprietary Fund and, to Seller’s Knowledge, no “affiliated person” (as defined in the Investment Company Act) has any express or implied understanding or arrangement that would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any Proprietary Fund that is a Registered Investment Company or would in any way make unavailable to Seller the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, with respect to any Proprietary Fund that is a Registered Investment Company.
6.15.    Agreements with Governmental Authorities.
Neither Seller nor any Proprietary Fund is subject to any cease and desist or other Order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any Order or directive issued by, or a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authorities that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a “Seller Regulatory Agreement”), nor has Seller or any Proprietary Fund been advised since January 1, 2011 by any Governmental Authority that it is considering issuing or requesting any such Seller Regulatory Agreement.
6.16.    Absence of Litigation; Claims and Proceedings.
(a)    Except as set forth on Section 6.16 of the Seller Disclosure Schedules, there is no suit, claim, charge, action, proceeding, arbitration or mediation before any Governmental Authorities pending or, to the Knowledge of Seller, threatened against Seller or any of the Proprietary Funds, or any of their respective properties, assets or operations, or executive officer or directors, at law or in equity, or events or occurrences which constitute, or reasonably could be expected to

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constitute, grounds for, or the basis of, any such actions, claims, suits, proceedings or investigations, and there are no outstanding Orders, whether temporary, preliminary or permanent, against Seller or any of the Proprietary Funds, in each case, which would reasonably be expected to have a Material Adverse Effect. As of the Execution Date, there are no material SEC inquiries or investigations, other inquiries or investigations by any Governmental Authorities or internal investigations pending or, to the Knowledge of Seller, threatened, regarding any accounting practices of Seller or any of the Proprietary Funds.
(b)    Seller is not subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority or body affecting the Business going forward other than garnishment orders or qualified domestic relations orders applicable to its Employees.
(c)    As of the Execution Date, there is no suit, claim, action, proceeding, arbitration, mediation or investigation pending or, to the Knowledge of Seller, threatened before or by any Governmental Authorities with the object of seeking to restrain, enjoin, or prevent the consummation of or otherwise challenge this Agreement or the consummation of the transactions contemplated hereby.
6.17.    Tax Matters.
Except as set forth in Section 6.17 of the Seller Disclosure Schedules, (i) Seller has timely filed, in accordance with applicable law, all material Tax Returns with respect to the Business or the Purchased Assets, which Tax Returns are true, correct and complete in all material respects, and has paid all material Taxes that have become due, (ii) all material Taxes with respect to the Business or the Purchased Assets that Seller is required to withhold or deduct and pay over to a government or taxing authority have been so withheld or deducted and paid over to the extent due and payable and there are no Liens with respect to Taxes upon any of the Purchased Assets (other than Liens with respect to Taxes not yet due and payable), (iii) no written notices respecting asserted or assessed and unresolved material deficiencies for any Tax with respect to the Business or the Purchased Assets have been received by Seller for any Tax period, (iv) there is no investigation by any Tax agency or authority presently pending or, to the knowledge of Seller, threatened with respect to the Business or the Purchased Assets, (v) Seller is not a party to any action or proceeding for the assessment or collection of Taxes with respect to the Business or the Purchased Assets nor has any such event been asserted or, to the knowledge of Seller, threatened, and (vi) Seller has not waived any applicable statutes of limitations for federal or state Tax purposes.
6.18.    Leased Properties.
The lease or leases for the Leased Real Property (the “Real Property Lease”) are legal, valid, binding, enforceable and in full force and effect. Except as set forth in Section 6.18 of the Seller Disclosure Schedules, with respect to the Real Property Lease (i) there are no material disputes; (ii) neither Seller nor, to Seller’s Knowledge, any other party to the Real Property Lease is in breach or default under such Lease, and (iii) no event has occurred and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Real Property Lease except where any such breach, default, event or circumstance would not reasonably be expected to have a Material

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Adverse Effect. Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the property leased under the Real Property Lease. Except as set forth in Section 6.18 of the Seller Disclosure Schedules, no consents or approvals are required under Real Property Lease in connection with the transactions contemplated by this Agreement, and, except as set forth in Section 6.18 of the Seller Disclosure Schedules, the Real Property Lease is freely assignable by Seller to, and may be assumed by, Purchaser. All leases pursuant to which Seller leases from others any personal property used in the Business are listed on Section 6.18 of the Seller Disclosure Schedules, and all such leases are legal, valid and in full force There is no default or event of default or event which, with notice or lapse of time or both, would constitute such a default by Seller under any of the foregoing personal property leases or, to Seller’s knowledge, any default, or any event of default, by any other party to such personal property leases except where any such default or event would not reasonably be expected to have a Material Adverse Effect.
6.19.    Tangible Personal Property.
All of the Purchased Assets are operational and free from material defects (patent and latent) and have been maintained in accordance with normal industry practice (subject to normal wear and tear). There are no actions pending or, to Seller’s knowledge, threatened by any Governmental Authority with respect to non-compliance of the Tangible Personal Property with applicable Laws.
6.20.    Intellectual Property.
Section 6.20 of the Seller Disclosure Schedules sets forth a list of all Intellectual Property used in the Business, together with all pending applications for any of the foregoing and all agreements whereby Seller uses any Intellectual Property, except for license agreements for shrink-wrap, click-through or off the shelf software. Seller owns or possesses and has full right to use all Intellectual Property necessary to conduct the Business as conducted, and no claim is pending or, to Seller’s Knowledge, threatened to the effect that the operations of the Business infringe upon, misappropriate, or conflict with the Intellectual Property of any third party or is invalid or unenforceable, and, to Seller’s Knowledge, there is no basis for any such claim (whether or not pending or threatened). Seller has not granted or assigned to any third person or entity any right to license, market, develop, or sell any Products and is not bound by any agreement that affects Seller’s exclusive right to license, market, develop, distribute or sell the Products. Seller has no Knowledge of any basis for any claim (whether or not pending or threatened) to the effect that any Person has infringed upon or misappropriated any of Intellectual Property used in the Business.
6.21.    Employee Benefits.
(a)    Section 6.21(a) of the Seller Disclosure Schedules sets forth a list of all written employee benefit plans and programs of Seller as of the Execution Date, including phantom stock plans, plans and programs providing for pension, retirement, profit-sharing, savings, bonus, deferred or incentive compensation, hospitalization, medical, dental, vision, pharmaceutical, life or disability insurance, vacation and paid holiday, termination or severance pay, 401(k), restricted stock, stock option or stock appreciation rights benefit plans (the foregoing, excluding any multiemployer plan as defined in Section 3(37) of ERISA, are collectively referred to as “Employee Benefit Plans”). Except as set forth in Section 6.21(a) of the Seller Disclosure Schedules, Seller

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does not contribute to any defined benefit pension plan on behalf of the Employees. Except as set forth in Section 6.21(a) of the Seller Disclosure Schedules, Seller does not contribute to any multiemployer plan as defined in Section 3(37) of ERISA on behalf of Employees.
(b)    Except as set forth in Section 6.21(b) of the Seller Disclosure Schedules, the Employee Benefit Plans have been maintained and administered in all material respects in compliance with applicable Laws.
6.22.    Employees.
Section 6.22 of the Seller Disclosure Schedules sets forth a list of the names of all Employees, together with their location, positions and annual base salaries. The Employees are sufficient to conduct the Business as conducted as of the Execution Date. As of the Execution Date, (1) no work stoppage, slowdown, lockout, labor strike, arbitration or other labor dispute against Seller relating to the Business is pending or, to the Knowledge of Seller, threatened, (ii) no unfair labor practice charges, material grievances or complaints are pending or, to the Knowledge of Seller, threatened against Seller, regarding the Business, (iii) Seller is not delinquent in any material respect in payments to any of the Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Business or amounts required to be reimbursed to the Employees. Except as listed on Section 6.22 of the Seller Disclosure Schedules, (i) Seller is not a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union, labor organization or works council, nor are any such agreements presently being negotiated with respect to the Employees; (ii) none of the Employees is represented by any labor union, labor organization or works council in their capacities as Employees; (iii) no labor union, labor organization or works council or group of Employees has made a pending demand for recognition or certification to Seller, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; or (iv) to the Knowledge of Seller, no labor union, labor organization or works council is seeking to organize any of the Employees.
6.23.    Environment, Health and Safety.
Seller is not required to have any permit, license, order or approval, nor is Seller required to make any filings with any federal, state or local governmental or regulatory bodies relating to, arising under or required by federal, state and local laws, rules, regulations, codes, judgments and decrees concerning pollution or protection of the environment (the “Environmental Laws”).  Other than as set forth in Section 6.23 of the Seller Disclosure Schedules, the Business has been operated by Seller in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Permits required by Environmental Laws, (ii) there are no facts or circumstances of which Seller has Knowledge that would reasonably be expected to result in an increase in the cost of maintaining such compliance in the next twelve months, (iii) Seller has not received a summons, citation, order, letter or other written communication from any Governmental Authority under any of the Environmental Laws during the five (5) year period ending on the Execution Date and there are no pending, or to the knowledge of Seller, threatened suits, actions, investigations or Proceedings under or pursuant to Environmental Laws by the Environmental Protection Agency or

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any other Governmental Authority or any other Person against Seller, (iv) to Seller’s knowledge, neither Seller nor any property owned, leased or occupied by Seller in whole or in part, is the subject of any order or directive of any Governmental Authority relating to asbestos-containing materials and, to Seller’s knowledge, the Leased Real Property is free of contamination from hazardous materials that is reasonably likely to create liability for clean-up or remediation under Environmental Laws, and (v) no facts, circumstances or conditions relating to, associated with or attributable Seller’s operations thereon has resulted in or is reasonably likely to result in any Liabilities which arise under or are based upon Environmental Laws.
6.24.    Legal Compliance.
Seller is in compliance with all laws, statutes, ordinances or regulations currently in effect (including, without limitation, all anti-trust, health and safety and immigration laws, ordinances, regulations and orders, and zoning restrictions), and with respect to Leased Real Property all use restrictions and recorded covenants and restrictions, applicable to the Business or the Purchased Assets, except where non-compliance would not reasonably be expected to have a Material Adverse Effect.
6.25.    No Finder.
Except as set forth on Section 6.25 of the Seller Disclosure Schedules, Seller has not taken any action which would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.
6.26.    Insurance.
Section 6.26 of the Seller Disclosure Schedules contains a correct and complete list of all insurance policies, surety bonds, reinsurance, and self-insurance programs (including the scope and amount of the coverage provided thereunder) maintained by Seller (“Insurance Policies”). Except as would not be reasonably expected to have a Material Adverse Effect, (a) all such Insurance Policies are in full force and effect, (b) such Insurance Policies provide coverage in such amounts and against such risks as is sufficient to comply with applicable Law and any requirements under the Contracts, and (c)  Seller’s Insurance Policies for (i) Error and Omissions and (ii) Directors and Officers Liability, each currently have, or if not already owned, Seller shall purchase before Closing, with all premiums pre-paid, from Chubb (or an insurance company satisfactory to Purchaser), an endorsement for a tail coverage, each with a limit of at least ten million ($10,000,000) dollars, that permits Seller to report claims that are made against Seller for six (6) years after such Insurance Policy has expired or been canceled, if the wrongful act that gave rise to the claim took place during the during the expired or canceled policy period. Seller is in compliance in all material respects with the terms of all material Insurance Policies and programs and has not failed to give any material notice or present any material claim under any Insurance Policy or programs within the time periods required. To the Knowledge of Seller, there are no pending notices of cancellation or non-renewal of any such Insurance Policy or programs nor has the termination of any such insurance policy and program been threatened in writing by the provider of such insurance.
6.27.    Shared Services.

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Seller has an existing shared services relationship with Zeke Capital and that: (a) on or before Closing, Seller shall enter into a written Contract with Zeke Capital to be assigned to Purchaser at Closing or Purchaser shall directly enter into a written Contract with Zeke Capital (the “Shared Services Agreement”) in which such relationship shall be delineated on terms no less favorable than the existing terms of Seller’s agreement with Zeke Capital; (b) that such Shared Services Agreement shall comply with all applicable federal and state securities laws including the Investment Advisers Act and the Investment Company Act; (c) Purchaser shall have the ability to supervise the activities of the Zeke Capital employees in their performance of activities for Purchaser under the Shared Services Agreement; (d) Seller shall cause Zeke Capital to allow Purchaser sufficient access to Zeke Capital’s books and records so as enable Purchaser to perform such supervision; (e) Zeke Capital shall cooperate with requests from Governmental Authorities with examination authority over Purchaser or Purchaser’s Affiliates that wish to have access to Zeke Capital’s books and records reasonably sufficient for the limited purpose of facilitating a regulatory examination of Purchaser; and (f) such Shared Services Agreement may be terminated at the discretion of Purchaser should Purchaser determine that such termination is in the best interest of Purchaser.
6.28.    Disclosure.
No representation or warranty or statement by Seller in this Agreement, including in any exhibit or schedule hereto, or any certificate delivered pursuant to this Agreement, knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact required to be stated therein or necessary to make the statements contained therein not materially misleading. To Seller’s Knowledge, there is no fact relating to the Purchased Assets or the Business that constitutes a Material Adverse Effect on the Business except for facts and information disclosed to Purchaser in writing.
6.29.    No Other Representations or Warranties.
Except for the representations and warranties contained in this Agreement, including any exhibit or schedule hereto, neither Seller, nor any of its Representatives nor any other Person makes any other express or implied representation or warranty in respect of Seller or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE VII

REPRESENTATIONS AND WARRANTIES
OF PURCHASER
Except as set forth in the disclosure schedules delivered by Purchaser and Parent to Seller in connection with this Agreement (the “Purchaser Disclosure Schedules”), to induce Seller to enter into this Agreement, each of Purchaser and Parent hereby jointly and severally represents and warrants to Seller that the statements contained in this Article VII are true and correct as of the Execution Date (or, if otherwise provided with respect to a specific representation or warranty, on such date provided therein). All representations and warranties set forth in this ARTICLE VI shall be without regard to Purchaser’s or Parent’s Knowledge unless expressly limited to Purchaser’s or Parent’s Knowledge.

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7.1.    Organization, Good Standing, Power.
Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite power and authority to own and lease the Purchased Assets and to carry on the Business and to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof to be performed by it.
7.2.    Authorization and Enforceability of Agreement.
Each of Purchaser and Parent has taken all necessary action to authorize the execution and delivery of this Agreement and the Ancillary Documents to which it is a party, the performance by it of all terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Purchaser and/or Parent is a party constitute the legal, valid and binding obligations of Purchaser and/or Parent, as applicable, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies.
7.3.    Required Filings and Consents.
Set forth on Section 7.3 of the Purchaser Disclosure Schedules is a true and complete list of all approvals of Regulatory Agencies that are required to be obtained, made or satisfied by Purchaser or Parent for the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (the “Purchaser Approvals”). For the avoidance of doubt, the phrase “performance of this Agreement” in the preceding sentence includes the post-Closing conduct of the Business in a manner consistent with Seller’s practices.
7.4.    No Conflict.
The execution, delivery and performance by Purchaser and Parent of this Agreement and the Ancillary Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby do not (i) conflict with or violate articles of incorporation, bylaws or other charter documents of Purchaser or Parent, (ii) conflict with or violate any Law applicable to Purchaser or Parent or by which any of their property or asset is bound, (iii) violate any judgment, order, writ or decree of any court applicable to Purchaser or Parent; or (iv) result in a breach or violation of, or constitute a default (with or without notice or lapse of time, or both) or require any consent under any material contract of Purchaser or Parent, other than, in the case of clauses (ii) (iii) and (iv), any such violation, breach, conflict or default that would not be reasonably expected to have a Material Adverse Effect.
7.5.    Legal Proceedings.

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There is no claim, action, suit, proceeding, investigation or inquiry pending before any Governmental Authority or, to Parent’s or Purchase’s knowledge, threatened against Parent or Purchaser or any of its properties, assets, operations or businesses that could prevent or delay the consummation of the transactions contemplated hereby.
7.6.    No Finder.
Except as set forth in Section 7.6 of the Purchaser Disclosure Schedules, neither Parent nor Purchaser has taken any action which would give to any Person a right to a finder’s fee or any type of brokerage commission in relation to, or in connection with, the transactions contemplated by this Agreement.
7.7.    Regulatory Compliance.
Purchaser intends to be an SEC registered investment adviser that is not restricted by any Regulatory Agency from engaging in the Business as currently conducted by Seller. Purchaser has (or will have applied for, prior to the Closing) all approvals from all appropriate Governmental Authorities to engage in the Business as currently conducted by Seller
7.8.    Funds.
Parent and Purchaser have, and at all times prior to the Closing will have, sufficient funds on hand, or available pursuant to unconditional commitments, to pay the Purchase Price.
7.9.    No Material Adverse Effect.
Except as reflected in Parent’s Form 10-Q for the quarter ended September 30, 2013, since September 30, 2013 Parent has conducted its business in the ordinary course consistent with past practice and there has been no event, occurrence of change that would reasonably be expected to have a Material Adverse Effect on Purchaser or Parent.
7.10.    Purchaser and Parent Acknowledgment.
Purchaser and Parent acknowledge that they have been afforded full access to the books and records, Contracts and other information of Seller which Seller has represented to be materially complete and accurate and have been afforded an opportunity to ask such questions as Purchaser and Parent wished.
7.11.    Parent SEC Filings.
Parent’s filings of periodic reports and registration statements with the SEC as of the date of filing have complied in all material respects with the Exchange Act and Securities Act and did not include any material misstatements or omit to state any material facts necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.
7.12.    No Other Representations or Warranties.

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Except for the representations and warranties contained in this Article VII and any schedules, certificates or other documents delivered by Purchaser pursuant to this Agreement or the Ancillary Documents, neither Purchaser, Parent nor any of their respective Representatives nor any other Person makes any other express or implied representation or warranty in respect of Purchaser, Parent, or any of their respective assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE VIII

PRE-CLOSING COVENANTS
8.1.    Pre-Closing Covenants.
The parties agree as follows with respect to the period between the Execution Date and the Closing Date:
(a)    General. Each of Seller and Purchaser will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Articles IX and X).
(b)    Regulatory Matters and Approvals. Purchaser and Seller, at Purchaser’s expense, shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all Governmental Authorities required on the part of either Purchaser or Seller to consummate the transactions contemplated by this Agreement, including, without limitation, to the Federal Reserve Bank and the SEC. Thereafter, Purchaser and Seller shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary to consummate the transactions contemplated herein at the Closing Date. Purchaser and Seller shall use their commercially reasonable efforts, at Purchaser’s sole expense, to satisfy these conditions, and shall reimburse Seller for any expenses Seller incurs in connection with the foregoing.
(c)    Operation of Business. Prior to the Closing, Seller shall use its commercially reasonable efforts to preserve substantially intact its business organization and present relationships with its customers and Employees of the Business. Seller will not take any action that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Prior to the Closing, without the prior written consent of Purchaser which consent shall not be unreasonably withheld, or as contemplated by this Agreement, Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business of the Business. During the Interim Period, Seller shall operate the Business for the benefit of Purchaser and Purchaser shall get the benefit of the operations of the Business during the Interim Period, provided however, if Closing of the transaction contemplated by this Agreement does not occur, Seller shall retain the benefits of the operations of the Business during the Interim Period.

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(d)    Access to and Assurance from Clients. From and after the Execution Date, Seller and Purchaser shall use their respective commercially reasonable efforts to facilitate the orderly transfer to Purchaser of Seller’s relationship with Clients, including facilitating Purchaser’s access to all Clients. Seller shall use its commercially reasonable efforts to obtain assurances from each of the Material Clients identified in Schedule 6.8(a) of the Seller Disclosure Schedules, to the reasonable satisfaction of Purchaser and Seller, that such Material Clients expect to continue to maintain their accounts with Purchaser after the Closing in the same amounts and on the same general terms as were in effect on the Execution Date, subject to changes by such Material Clients in the ordinary course of business.
8.2.    Access to Information.
Upon reasonable notice and subject to Laws applicable to the exchange of information and subject to contractual obligations, Seller shall afford to the Representatives of Purchaser, access during normal business hours and in a manner so as not to interfere with the normal business operations of Seller during the period prior to the Closing Date, to Seller’s properties, books, Contracts, commitments and Records for the purpose of facilitating their due diligence review of Seller related to the transactions contemplated herein and, during such period, Seller shall make available all information concerning the Business, properties and personnel as Purchaser may reasonably request.
8.3.    Notice of Developments.
From and the Execution Date until the Closing Date, each of Purchaser and Seller shall give prompt written notice to the other party of:
(o)    a breach of any of such party’s representations and warranties made as of the Execution Date, or such party’s acquisition of Knowledge of the occurrence after the Execution Date of any development that would (except as expressly contemplated by this Agreement) constitute a breach, or inaccuracy in, any such representation or warranty made by such party as of the Execution Date had such representation or warranty been made as of the time of occurrence or such development; provided that the foregoing notice obligation shall not apply to any representation or warranty that speaks by its terms as of a date other than the Execution Date or Closing Date;
(p)    such party’s acquisition of Knowledge of a change or event, or series of changes or events that would reasonably be expected to have a Material Adverse Effect on the Business, Seller or Purchaser, as applicable;
(q)    such party’s receipt of a material notice or other material communication from any Person (other than any Person from whom consent is sought pursuant to Section 8.5) alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;
(r)    such party’s receipt of any material notice or other material communication from any Regulatory Agency in connection with the transactions contemplated hereby; and

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(s)    commencement of a Proceeding or such party’s acquisition of Knowledge of the threatened commencement of a Proceeding, in either case which seeks to prohibit or prevent, or is reasonably likely to prohibit or prevent, consummation of the transactions contemplated hereby.
No disclosure by either Purchaser or Seller pursuant to this Section 8.3 shall be deemed to amend or supplement such party’s representations and warranties in this Agreement or cure any misrepresentation or breach of warranty.
8.4.    Exclusivity.
Neither Seller nor any of its Representatives will enter into, or commence or engage in any negotiations or discussions for the purpose of entering into, or exploring whether to enter into, any form of agreement or arrangement with any party other than Purchaser concerning an acquisition of Seller or any of its equity or of any substantial portion of the assets of Seller, regardless of the form of such arrangement or transaction until April 30, 2014.
8.5.    Notices, Approvals and Consents.
(i)    Governmental Authorities. As soon as reasonably practicable, and on and subject to the other terms and conditions in this Article VIII, each of Purchaser and Seller shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, including without limitation, with the Federal Reserve Bank and SEC, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to enable the uninterrupted conduct the Business at and after the Closing Date in the same manner as conducted by Seller prior to the Closing Date. The foregoing obligation of each of Purchaser and Seller includes pursuit of all such applications, filings, registrations, and notifications diligently and in good faith and the filing of such supplements, amendments and additional information in connection therewith as may be reasonably necessary to consummate the transactions contemplated herein and to enable the uninterrupted conduct the Business at and after the Closing Date in the same manner as conducted by Seller prior to the Closing Date.
(j)    Third Party Consents. In addition the consents required in Section 8.5(c), each of Purchaser and Seller, as appropriate, shall use its commercially reasonable efforts (i) to obtain consents of all other third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, provided that, in connection with obtaining such consents, neither party, as applicable, shall (A) be required to make any payments of money to any third parties or (B) modify or amend any Contracts referenced in Section 8.5(c) to provide for increased fees or other terms adverse to Seller or Purchaser, and (ii) to provide any notices to third parties required to be provided prior to the Closing Date.
(k)    Client, Investment Company and Intermediary Consents.

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(i)    Without limiting the foregoing, with respect to each Client Contract for which the consent of a Client to the assignment or deemed assignment of such Client Contract as a result of the transactions contemplated by this Agreement is required by applicable Law and/or by the terms of such Client Contract (other than Clients that are Investment Companies), as promptly as practicable following the Execution Date, Seller shall send a written notice (a “Contract Notice”) informing such Clients of the transactions contemplated by this Agreement and requesting written consent to the assignment or deemed assignment of such Client’s Client Contract (including any approvals by way of “negative consent” to the extent permitted by applicable Law and the Client Contracts of any Clients) in accordance with Section 8.5(c)(ii) (the “Client Consent Request Process”). Prior to the Closing Date, Purchaser shall receive such consents from all Material Clients and from Clients and Intermediaries which, in the aggregate, comprise a minimum of ninety (90%) percent of the revenue of the Business as of the Execution Date. All Contract Notices and related materials distributed to Clients shall be in form and substance reasonably acceptable to Purchaser, and Purchaser shall be provided a reasonable opportunity to review all such Contract Notices prior to distribution and to have its reasonable comments reflected therein. Seller shall make available to Purchaser copies of all substantive correspondence between it and Clients (or their Representatives or counsel) relating to the consent solicitation provided for in this Section 8.5(c).
(ii)    Purchaser and Seller agree that any Consent required for any Client Contract with a Client (other than a Proprietary Fund or any Registered Investment Company, as defined below) to continue after the Closing shall be deemed given for all purposes under this Agreement (A) if written consent is required under applicable Law or the respective Client Contract, upon receipt of the written consent requested in the Contract Notice prior to the Closing Date or (B) other than with respect to Material Clients, if consent other than written consent is permitted under applicable Law and the respective Client Contract, (x) upon receipt of a written consent requested in the Contract Notice prior to the Closing Date or (y) if no such written consent is received, if thirty (30) days shall have passed since the sending of the Contract Notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Contract Notice) requesting written consent as aforesaid and informing such Client: (I) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Client’s Client Contract; (II) of Purchaser’s intention to continue to provide the advisory services pursuant to the existing Client Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its consent or terminate, in whole or in part, its Client Contract or (2) intends to terminate its Client Contract or withdraw assets thereunder unless the fees payable under such Client Contract or arrangement are reduced.
(iii)    For each Client that is registered as an Investment Company under the Investment Company Act (a “Registered Investment Company”), Seller shall use commercially reasonable best efforts to obtain in accordance with Section 15 of the Investment Company Act, as

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promptly as practicable following the Execution Date, the due consideration and approval by the board of trustees and the shareholders, if necessary, of the Registered Investment Company of a new Client Contract, to be in effect as of, and subject to, the Closing, on terms no less favorable than the terms of each existing Client Contract as of the Execution Date. Seller shall use commercially best reasonable efforts to comply with all conditions of Rule 15a-4 promulgated under the Investment Company Act in connection with the consummation of the transactions contemplated hereby. Following the Closing, Purchaser shall comply with the conditions of Section 15(f) of the Investment Company Act with respect to each Registered Investment Company so that the safe-harbor for the receipt of amounts by Seller in connection with any transfer of the Registered Investment Company Contracts is fully satisfied.
(iv)    For each Client that is an Investment Company but not a Registered Investment Company, Seller shall use commercially reasonable efforts to obtain in accordance with the constituent documents of such Investment Company and applicable Law, as promptly as reasonably practicable following the Execution Date, the consent and approval (as applicable) of any governing body of such Investment Company and of its investors required by such constituent documents and applicable Law of either (a) the continuation of each Client Contract between Seller and such Investment Company to the assignment or deemed assignment of such Client Contract as a result of the transaction contemplated by this Agreement (to the extent any such agreement may continue in effect following the transaction with such consent) or (b) a new Client Contract between Purchaser and such Investment Company (to the extent the existing Client Contract will terminate as a result of the transaction contemplated by this Agreement), in each case (x) to be in effect with Purchaser as of, and subject to, the Closing, and (y) on terms no less favorable to Purchaser than the terms of such Client Contract with such Investment Company. The manner of consent and approval solicited with respect to each such Investment Company that is not a Registered Investment Company shall be reasonably acceptable to Purchaser, and all solicitation and related materials distributed in connection with the consents and approvals described in this paragraph shall be in form and substance reasonably acceptable to Purchaser and Purchaser shall be provided a reasonable opportunity to review all such solicitation and related materials prior to distribution and to have its reasonable comments reflected therein.
(v)    With respect to each of the foregoing Clients where the relationship between Seller and the ultimate underlying Client is through an Intermediary, Seller shall send a separate written notice to each Intermediary informing such Intermediary of the transactions contemplated by this Agreement and (A) requesting written consent to the assignment or deemed assignment of such Intermediary’s Intermediary Contract with Seller resulting from the transaction contemplated by this Agreement (where such Intermediary Contract may by its terms and under applicable Law remain in effect following consummation of the transaction contemplated by this Agreement with such consent of the Intermediary), or (B) requesting such Intermediary to enter into a new Intermediary Contract with Purchaser (where the existing Intermediary Contract will terminate as a result of the transaction contemplated by this Agreement by its terms or under applicable Law) to be in effect with Purchaser as of, and subject to, the Closing on terms substantially the same (and no less favorable as to fee rates) to the terms of Seller’s existing Intermediary Contract with such Intermediary. All notices and related materials distributed to Intermediaries shall be in form and substance reasonably acceptable to Purchaser, and Purchaser shall be provided a reasonable

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opportunity to review all such notices prior to distribution and to have its reasonable comments reflected therein. Seller shall make available to Purchaser copies of all substantive correspondence between Seller and Intermediaries (or their Representatives or counsel) relating to the consent solicitation provided for in this Section 8.5(c).
(vi)    With respect to all other Clients not addressed by the foregoing paragraphs of this Section 8.5(c), as promptly as practicable following the Execution Date, Purchaser and Seller shall jointly request the consent of such Clients pursuant to the Client Consent Request Process.
(vii)    If Purchaser and Seller comply with their obligations under this Section 8.5, then neither Purchaser nor Seller shall have any liability to the other if one or more Clients do not provide the consents or approvals contemplated under this Section 8.5.
(viii)    Notwithstanding any other provision of this Agreement, Purchaser and Seller hereby agree that the requirements of this Section 8.5 will be considered to be satisfied with respect to the First Trust Funds if and only if Seller receives the following prior to Closing: (i) a resolution passed by the boards of directors of the First Trust Funds (the “First Trust Board”) for Purchaser to manage the First Trust Funds until there is proxy vote for consent by the shareholders of the First Trust Funds, (ii) an agreement by the First Trust Board to submit the request for consent to the shareholders of the First Trust Funds for a proxy vote, and (iii) an interim management agreement signed and put into effect by the First Trust Board for the Purchaser to continue to manage the First Trust Funds. For further clarification, any management fees resulting from the management of the First Trust Funds after the Closing Date belong to Purchaser, subject to any escrow requirements under the Investment Company Act.
8.6.    Access and Confidentiality.
(m)    From the Execution Date to the Closing Date, Seller shall provide to Purchaser and Representatives (i) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with Seller’s business, to all properties, offices and other facilities, information, books, records and documents and employment records which Purchaser may reasonably request regarding the business, properties, contracts, assets, liabilities, Employees and other aspects of the Business or the Purchased Assets and (ii) reasonable access, during normal business hours upon prior notice and in a manner so as to not interfere with Seller’s business, to the Employees.
(n)    From the Execution Date until the third anniversary of the Execution Date, except as required by applicable Law, each of the parties hereto agrees (each a “Receiving Party”) to, and to cause its Representatives and Affiliates to, keep confidential any and all information and data of a proprietary or confidential nature with respect to another party hereto in its possession or which it has received in connection with this Agreement and the transactions contemplated hereby, other than information that was or becomes available to the public, other than as a result of a disclosure by the Receiving Party.
8.7.    Insurance Policy Tail Coverage.

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Prior to the Closing, Seller shall purchase from Chubb (or an insurance company reasonably satisfactory to Purchaser), if not already owned, an endorsement for tail or extended coverage for Seller’s Insurance Policies for (i) Error and Omissions and (ii) Directors and Officers Liability, each with a limit of at least ten million ($10,000,000) dollars, for a period that permits Seller and/or any of its current or former officers, directors and employees to report claims that are made against any of them for six (6) years after such tail or extension period commences if the wrongful act giving rise to the claim so reported occurred during the during the period preceding commencement of such tail or extension period.
8.8.    Estimated Purchase Price.
Within three (3) days before Closing, Seller shall prepared and deliver to Purchaser a schedule setting for the Purchase Price, as adjusted for Seller’s estimate of the Purchase Price Adjustment (the “Estimated Purchase Price”), and setting forth in reasonable detail Seller’s projected calculation of the EBITDA Deficiency Adjustment and the Working Capital Deficiency Adjustment, if any.
ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser hereunder (all of which are hereby unconditionally guaranteed in full by Parent) are subject to the fulfillment at or prior to the Closing of each of the following conditions:
9.1.    Accuracy of Representations, Warranties, Agreements and Covenants.
The representations and warranties of Seller set forth in Article VI shall have been true and correct in all respects on and as of on the Execution Date and shall be true and correct in all respects on and as of the Closing as if made on the Closing Date with the same force and effect as though made on and as of the Closing Date (except where such representation and warranty speaks by its terms as of a date other than the Execution Date or the Closing Date, in which case it shall be true and correct in all material respects as of such other date), except for such failures to be true and correct that result solely from actions expressly permitted under or pursuant to this Agreement. Seller shall have performed in all material respects all obligations and complied with all agreements, undertakings and covenants required hereunder to be performed by it at or prior to the Closing.
9.2.    Performance of Agreement.
Seller shall have performed in all material respects all obligations and agreements and complied in all respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.
9.3.    Seller’s Certificate.
Purchaser shall have received a certificate from Seller (the “Seller Bring Down Certificate”), dated as of the Closing Date, reasonably satisfactory in form and substance to Purchaser and its counsel,

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certifying as to the matters specified in Section 9.1 and 9.2 hereof. The matter set forth in the certificate shall constitute representations and warranties hereunder.
9.4.    Secretary’s Certificates.
Purchaser shall have received a certificate, dated as of the Closing Date, from the Secretary (or other comparable officer) of Seller and Secretary of the General Partner, with respect to the incumbency and specimen signature of each officer or representative of Seller and General Partner executing this Agreement on behalf of Seller and General Partner, the certificate referred to in Section 9.3 and the Ancillary Documents to which Seller is a party.
9.5.    Injunction.
On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided and no suit, action, investigation, inquiry or other legal or administrative proceeding by any Governmental Authority or other person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which if successfully asserted might otherwise have a Material Adverse Effect on the conduct of the Business or impose any additional material financial obligation on, or require the surrender of any material right by, Purchaser.
9.6.    Actions and Proceedings.
All partnership actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto by Seller shall have been taken, and Purchaser shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.
9.7.    Consent and Assurance from Clients, Material Clients, and Intermediaries.
Purchaser shall have received written consents in accordance with Section 8.5(c) from all Material Clients, including shareholder approval if required, and from Clients and Intermediaries which, in the aggregate, comprise a minimum of ninety (90%) percent of the revenue of the Business as of the Execution Date, and Purchaser shall have received reasonable satisfactory assurance from each Material Client that such Material Client expects to continue to maintain its accounts with Purchaser after the Closing in the same amounts and on the same terms as were in effect on the Execution Date, subject to changes by Material Clients in the ordinary course of business.
9.8.    Third Party and Regulatory Consent and Approvals.
In addition to the consents required in Section 9.7, Purchaser shall have received any other third-party and governmental consents including, without limitation, any Regulatory Approval, required consent for the assignment of Permits, the Material Contracts and the Real Property Lease or valid consummation of the transactions contemplated hereby shall have been obtained.
9.9.    Delivery of Ancillary Documents.

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Purchaser shall have received the Ancillary Documents to which Seller is a party, executed by Seller.
9.10.    Insurance Policy Tail Coverage.
If not already owned, Seller shall have purchased an endorsement for tail coverage on Seller’s Insurance Policies for (i) Error and Omissions and (ii) Directors and Officers Liability, in the amounts and for the terms set forth in Section 8.7.
9.11.    No Material Adverse Effect.
Since the Effective Date, there shall not have been any event, change or effect that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the Business or Seller.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER
The obligations of Seller are subject to the fulfillment at or prior to the Closing of each of the following conditions:
10.1.    Accuracy of Representations and Warranties.
The representations and warranties of Purchaser contained in this Agreement shall have been true in all material respects on the Execution Date and shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
10.2.    Performance of Agreement.
Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.
10.3.    Purchaser’s Certificate.
Seller shall have received a certificate from Purchaser (the “Purchaser Bring Down Certificate”), dated as of the Closing Date, reasonably satisfactory in form and substance to Seller and its counsel, certifying as to the matters specified in Section 10.1 and 10.2 hereof. The matter set forth in the certificate shall constitute representations and warranties hereunder.
10.4.    Secretary’s Certificate.
Seller shall have received a certificate, dated as of the Closing Date, of the Secretary of Purchaser with respect to the incumbency and specimen signature of each officer or representative of Purchaser

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executing this Agreement, the certificate referred to in Section 10.3 and the Ancillary Documents to which Purchaser is a party.
10.5.    Injunction.
On the Closing Date, there shall be no injunction, writ, preliminary restraining order or any order of any nature in effect issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated as herein provided.
10.6.    Actions or Proceedings.
All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto by Purchaser shall have been taken and Seller shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested.
10.7.    Consents; Regulatory Approval.
Any third-party and governmental consents including, without limitation, any Regulatory Approval, required consent for the assignment of Permits, the Material Contracts and the Real Property Lease or valid consummation of the transactions contemplated hereby shall have been obtained. Purchaser shall, on or prior to the date of the Closing, be a SEC registered investment adviser.
10.8.    Governance.
Effective at Closing, a representative of Seller will be appointed to the Board of Directors of Purchaser.
10.9.    Payment.
Purchaser shall have made the payment set forth in Section 5.4.
10.10.    Delivery of Ancillary Document.
Seller shall have received Ancillary Document to which Purchaser is a party, executed by Purchaser.
ARTICLE XI

POST CLOSING COVENANTS
11.1.    Transition of Employees.
Seller covenants and hereby agrees to waive any employment restrictions as such restrictions or covenants may apply to any Employee who renders services in connection with the Business to the extent necessary to permit any such Employee to accept employment with Purchaser and perform his or her duties pursuant to such employment. From and after the Closing Date, Purchaser and Seller shall cooperate to ensure an orderly transition of the Transferred Employees. Seller agrees

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to (i) pay timely all compensation due any Employees through the day prior to the Closing Date, (ii) to pay timely all severance pay, if any, due Employees as a result of the transactions contemplated by this Agreement or otherwise, and (iii) remit timely to all applicable Governmental Authorities and quasi-Governmental Authorities all income, social security, payroll withholding and employment taxes due in connection with the Business prior to the Closing Date. As of and subsequent to the Closing Date, Purchaser and Parent shall: (a) provide the Transferred Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser or an Affiliate in which Transferred Employees are eligible to participate (the “Purchaser Plans”) for all periods of employment with Seller prior to the Closing Date; (b) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any Purchaser Plans to be waived with respect to the Transferred Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Transferred Employee participated immediately prior to the Closing Date; and (c) give the Transferred Employees and their eligible dependents credit for the plan year in which the Closing Date occurs and annual out-of-pocket limits for expenses incurred prior to the Closing Date, in each case, to the extent permitted by applicable Law.
11.2.    Further Assurances.
(l)    From and after the Closing Date, Seller shall, at the request of Purchaser, execute, acknowledge and deliver (or cause to be executed, acknowledged and delivered) to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request, (i) to transfer to and vest in Purchaser, and protect its rights, title and interest in, all the Purchased Assets, including, without limitation, any assets falling within the definition of Purchased Assets under Section 2.1 but not identified as such until after Closing, and (ii) otherwise to consummate the transactions contemplated by this Agreement. Each of the Parties hereto will promptly cooperate with and furnish information to the other party hereto necessary in connection with any such requirements imposed upon such other Party in connection with the consummation of the transactions contemplated by this Agreement. In addition, from and after the Closing Date, each of the parties shall afford to the other party and its attorneys, accountants and other Representatives access, during normal business hours, to any books, records and information relating to the Business as may reasonably be required in connection with claims or litigation asserted by or against third parties and the preparation of financial information or Tax Returns of such party.
(m)    Following the Closing Date, Purchaser agrees to provide to Seller, and their Representatives, access to all facilities, data, records, books, information and employees of Purchaser reasonably requested by Seller to defend any Excluded Litigation. Purchaser also agrees to permit Seller to make excerpts from the Records relating thereto and Purchaser agrees to cause its employees to cooperate with Seller in connection with the Excluded Litigation, all at the sole cost of Seller, as the case may be. Purchaser agrees to make its employees available to Seller, to cause such employees to cooperate with Seller and to provide adequate time off for such employees to appear at depositions, hearings and other matters required in connection with the defense and

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maintenance of any Excluded Litigation, all as Seller may reasonably request, all at the sole cost of Seller.
11.3.    Notice of Transaction.
Promptly upon the Closing, Purchaser and Seller will make a joint public press release and Seller will sign a form letter which Purchaser may reproduce and send to existing or former Clients of the Business. The Parties will mutually agree upon the wording of such press release and such letter.
11.4.    Information Regarding Business.
Seller hereby agrees and acknowledges it will not retain any copies of Contracts and Intangible Personal Property which are part of the Purchased Assets; provided, however, that Seller will have the right to retain copies of only such Intangible Personal Property as may be required to prepare any Tax Returns of Seller for fiscal year 2013 and fiscal year 2014, to prepare financial statements and for its other internal administrative purposes; provided, further, that Seller will not permit copies of such information or data to be accessed by any personnel of Seller other than those who need access to such information or date in order to prepare the 2013 Tax Returns, financial statements and pro forma financial statements and perform other administrative functions and will not distribute or permit the distribution of any such Intangible Personal Property or other information and data concerning the Business outside of its corporate headquarters to any of its subsidiaries and operating divisions.
11.5.    Collection of Accounts Receivable.
Notwithstanding any provision herein to the contrary, from and after the Closing Date, Seller shall deliver to Purchaser immediately upon receipt all payments (whether in cash, checks or otherwise) received by Seller on account of or in connection with any of the Accounts Receivable of Seller included in the Purchased Assets and any other payments with respect to the Purchased Assets, duly endorsed (in the case of checks) by Seller to the order of Purchaser and otherwise in the form received. No such payments shall be deposited by Seller in any deposit accounts maintained by Seller or otherwise disposed of by Seller. Seller shall provide to Purchaser, upon request, access during normal business hours to Seller’s books, records, and data files (including bank statements) to permit Purchaser to monitor Seller’s compliance with its obligations hereunder. Seller hereby acknowledges that, promptly following the Closing, Purchaser may, and Seller shall promptly cooperate with Purchaser’s request to, notify all of the customers, suppliers and vendors of Seller that have ordered Products from or provided services or goods to Seller in connection with the Business prior to the Closing
11.6.    Form ADV.
Following the Closing, the parties agree to amend promptly their respective Forms ADV and promptly to file such amendments with the SEC and any applicable state authorities, for the purpose of disclosing, to the extent required, information about the sale of the Purchased Assets and any change in personnel following the Closing.

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11.7.    Regulatory Filings and Compliance.
Prior to and following the Closing, Purchaser shall make all customary regulatory filings with Governmental Authorities (specifically including the SEC and annual State securities authority notice filings) and take all other actions, at Purchaser’s sole expense,  to assure post-closing compliance with all applicable Laws, so as to allow Seller and its then-former owners to operate without inhibition Following the Closing, Purchaser shall do nothing to obstruct, prevent or hinder the Advised Registered Investment Companies from complying with the conditions of Section 15(f) of the Investment Company Act with respect to each Registered Investment Company so that the safe-harbor for the receipt of amounts by Seller in connection with this Agreement.
11.8.    Liquidation of Seller.
Subsequent to the Closing, Seller’s management shall have the authority to wind down and dissolve Seller at a time of their choosing.
11.9.    Interim Period Taxes.
Subsequent to the Closing, Purchaser shall pay to Seller the amount of the Tax liability, if any, of Seller for Income of the Business during the Interim Period.

ARTICLE XII

TERMINATION
12.1.    Termination of Agreement
. This Agreement may be terminated prior to Closing:
(n)    by the mutual consent of Seller and Purchaser;
(o)    by Seller or Purchaser if the Closing has not taken place on or before March 31, 2014; provided, however, that no party then in breach of any representations, warranties, covenants or agreements hereunder shall have the right to terminate;
(p)    by Purchaser in the event of a breach by Seller of any of its representations, warranties, covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Seller of such breach; provided, however, that Purchaser shall not have such right to terminate if Purchaser is then in breach of any of Purchaser’s representations, warranties, covenants or agreements hereunder; and

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(q)    by Seller in the event of a breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Purchaser of such breach.
12.2.    Effect of Termination.
If this Agreement is terminated pursuant to this Article XII no party shall have any liability or further obligation to the other party except (a) as set forth in Sections 12.3, 14.1 and 14.2 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement before its termination.
12.3.    Return of Documents.
If this Agreement is terminated for any reason pursuant to this Article XII, each party shall return to the other party all documents and copies thereof which shall have been furnished to it by such other party or, with the agreement of the other party, shall destroy all such documents and copies thereof and certify in writing to the other party any such destruction.
ARTICLE XIII

SURVIVAL OF REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION
13.1.    Survival of Representations and Warranties and Covenants.
Following the Closing, all representations and warranties of the Parties set forth in Article VI and Article VII shall survive until April 30, 2015; provided that there shall be no termination of any such representation or warranty as to which a claim for Losses has been asserted prior to the termination of such survival period. Following the Closing, each of the covenants and agreements of the parties contained in, or made by the parties pursuant to the terms of, this Agreement that are to be performed by the parties at or after the Closing shall survive the Closing until the same shall have been performed or discharged in full in accordance with their terms. No other agreements and covenants in this Agreement shall survive other than the agreements and covenants set forth in ARTICLE III, ARTICLE IV, ARTICLE XI, this ARTICLE XIII and ARTICLE XIV, which shall survive indefinitely.
13.2.    Indemnification.
13.2.2.    Indemnification by Seller. Subject to the limitations in Sections 13.3.1 and 13.3.2, Seller agrees to indemnify Purchaser, Parent, their Affiliates, their respective Representatives and agents and each of the successors and assigns of any of the foregoing (the “Purchaser Indemnified Parties”) against, and agrees to hold such Purchaser Indemnified Parties harmless from, all losses, costs, damages (limited to actual damages and proven lost profits), liabilities, claims, demands, judgments, fines, settlements, fees and expenses, whether governmental or non-governmental (including reasonable fees and expenses of counsel and reasonable expenses of investigation) (collectively, “Losses”), incurred resulting from: (i) any

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inaccuracy or breach of any representation or warranty made by Seller in Article VI of this Agreement, the Seller Bring Down Certificate or in the Ancillary Documents, or any exhibits or schedules thereto, or in any certificate, document or instrument executed and delivered under this Agreement or any of the Ancillary Documents; (ii) any breach of or default in connection with any covenant or agreement on the part of Seller under this Agreement or any of the Ancillary Documents; and (iii) any liability incurred by Purchaser or Parent for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation arising from Seller’s agreement with any broker, finder or agent. The amount that Seller is or may be required to pay to any Purchaser Indemnified Party pursuant to this Section 13.2.1 shall be reduced (including retroactively) by (y) any insurance proceeds or other amounts actually recovered by or on behalf of such Purchaser Indemnified Party in reduction of the related Loss and (z) any Tax benefit that such Purchaser Indemnified Party actually realizes as a result of the incurrence of Losses for which indemnification is sought. If a Purchaser Indemnified Party shall have received the payment required by this Agreement from Seller in respect of any Loss and shall subsequently actually receive insurance proceeds in respect of such Loss, then such Purchaser Indemnified Party shall pay to Seller a sum equal to the amount of such insurance proceeds actually received. Purchaser agrees that indemnification pursuant to this Article XIII, subject to all limitations on such indemnification set forth in this Agreement, shall be the sole and exclusive remedy and means of recovery by Purchaser against Seller or any of its Affiliates with respect to any claim or action seeking damages or any other form of monetary relief brought by Purchaser; provided, that notwithstanding the foregoing, Purchaser shall retain the right to seek equitable and injunctive relief as a remedy in respect of violations of Sections 8.6, and 14.2. If Seller does not meet its Indemnity Obligations under this Section 13.2.1, the Chartwell Owners will be liable to the Purchaser Indemnified Parties, subject to the limitations set forth in Section 13.3.1,
13.2.3.    Indemnification by Purchaser. Subject to the limitations set forth in Sections 13.3.1 and 13.3.2, Purchaser and Parent each agrees to indemnify Seller, its Affiliates, their respective Representatives and agents and each of the successors and assigns of any of the foregoing (the “Seller Indemnified Parties”) against, and agrees to hold such Seller Indemnified Parties harmless from, all Losses incurred resulting from: (i) any inaccuracy of any representation or warranty made by Purchaser or Parent in Article VII of this Agreement, or in the Ancillary Agreements or any exhibits or schedules thereto, or in any certificate, document or instrument executed and delivered under this Agreement or any of the Ancillary Documents; (ii) any breach of or default in connection with any covenant or agreement on the part of Purchaser or Parent under this Agreement or any of the Ancillary Documents; and (iii) any liability incurred by Seller for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation arising from Purchaser’s or Parent’s agreement with any broker, finder or agent. The amount that Purchaser or Parent is or may be required to pay to any Seller Indemnified Party pursuant to this Section 13.2.2 shall be reduced (including retroactively) by (y) any insurance proceeds or other amounts actually recovered by or on behalf of such Seller Indemnified Party in reduction of the related Loss and (z) any Tax benefit that such Seller Indemnified Party actually realizes as a result of the incurrence of Losses for which indemnification is sought. If a Seller Indemnified Party shall have received the payment required by this Agreement from Purchaser or Parent in respect of any Loss and shall subsequently actually receive insurance proceeds in respect of such Loss, then such Seller Indemnified Party shall pay to Purchaser or Parent, as applicable, a sum equal to the amount

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of such insurance proceeds actually received.  Seller agrees that indemnification pursuant to this Article XIII, subject to all limitations on such indemnification set forth in this Agreement, shall be the sole and exclusive remedy and means of recovery by Seller against Purchaser, Parent and their Affiliates with respect to any claim or action seeking damages or any other form of monetary relief brought by Seller; provided, that notwithstanding the foregoing, Seller shall retain the right to seek equitable and injunctive relief as a remedy in respect of violations of Sections 8.6, and 14.2.
13.3.    Limitation on Indemnification for Representations and Warranties.
13.3.2.    Subject to Section 13.3.3, the indemnity obligations pursuant to Section 13.2 (“Indemnity Obligations”) of Seller and the Chartwell Owners and of Purchaser and Parent shall be capped to an amount equal to fifteen percent (15%) of the aggregate amount of the initial Purchase Price and any Earn-Out Payment (the “Indemnity Cap”). In no event will Seller and Chartwell Owners be liable in the aggregate to the Purchaser Indemnified Parties, or Purchaser and Parent be liable in the aggregate to the Seller Indemnified Parties, in excess of the Indemnity Cap for inaccuracies or breaches of representations or warranties made in this Agreement whether asserted under this Agreement or under any tort theory. If the foregoing Indemnity Obligations of Seller and the Chartwell Owners exceed the amount of the Indemnity Reserve, such Indemnity Obligations may be satisfied by set-off against any Earn-Out Payment to the extent not paid, and any remaining Indemnity Obligations thereof shall be the obligation of Seller and the Chartwell Owners up to the amount of the Indemnity Cap; provided that the forgoing obligations of each of the Chartwell Owners shall be limited to such Chartwell Owner’s pro rata share of the aggregate unsatisfied obligation based on such Chartwell Owner’s fully-diluted percentage ownership interest in Chartwell at Closing.
13.3.3.    Subject to Section 13.3.3, neither Indemnifying Party shall have any obligation to indemnify the Indemnified Party under clause (i) of Section 13.2.2 until the aggregate amount of all such Indemnified Party’s Claims exceeds $25,000 (the “Indemnity Deductible Amount”), and once the aggregate amount of all such Indemnified Party’s Claims exceeds the Indemnity Deductible Amount, then the Indemnifying Party shall be liable for all Claims in excess of the Indemnity Deductible Amount.
13.3.4.    The limitations set forth in this Section 13.3 shall not apply to (i) breach of a representation or warranty that occurs as a result of a fraudulent or willful misrepresentation, or (ii) any claims for Losses arising out of or relating to the representations and warranties contained in Sections 6.1 (Organization, Qualification, Good Standing; Power and Subsidiaries) 6.2 (Authorization and Enforceability of Agreement), 6.3 (No Conflict) 6.4 (Required Filings and Consents) and 6.6 (Title to Properties; Absence of Liens; Sufficiency of Purchased Assets) (collectively, the “Fundamental Representations”).
13.4.    Third-Party Indemnification Claims Procedures.
To the extent any Losses covered by Section 13.2 relate to an action, cause of action, or demand by a third-party (a “Third-Party Claim”), the party entitled in indemnity for the Losses (the “Indemnified Party”) shall have full responsibility and authority with respect to the disposition of

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any Third-Party Claim; provided, however, that it will not settle any such action, suit or proceeding without the prior written consent of the party or parties responsible for providing indemnity to the Losses (the “Indemnifying Party”), which will not be unreasonably withheld. If the Indemnifying Party consists of the Chartwell Owners, they shall act, for the purposes of this Article XIII, through a representative appointed by them by vote of a majority of the pro-rata interested held by them as set forth in Section 1.1(a) of the Seller Disclosure Schedules. In the event any action, suit or proceeding is brought against the Indemnified Party with respect to which the Indemnifying Party may have liability under the indemnity agreements contained in Section 13.2.1 or 13.2.2 hereof, however, the Indemnifying Party shall have the right, without prejudice to the Indemnified Party’s rights under this Agreement, at the Indemnifying Party’s sole expense, to be represented by counsel of its own choosing and with whom counsel for the Indemnified Party shall confer in connection with the defense of any such action, suit, or proceeding.  The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants, all books and records of the Indemnified Party relating to such action, suit or proceeding and the parties agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such action, suit or proceeding.
13.5.    Payment of Indemnification Obligations.
Each Party shall promptly pay to any Indemnified Party the amount of all Losses and other obligations to which the foregoing provisions of this Article XIII relates together with interest thereon from the date of assertion of such claim for Losses at a rate equal to the rate of 30 day U.S. Treasury bills as of the date of the Earn-Out Notice.
13.6.    Other Remedies.
The indemnification provided in this Article XIII shall be the sole and exclusive financial remedy of any Indemnified Party following the Closing for any inaccuracy or breach of any representation or warranty, agreements and covenants made by the any party in this Agreement with respect to which indemnification is provided in this Article XIII (and, for the avoidance of any doubt, the limitations on amounts for which indemnification can be sought under Section 13.3 shall apply to any damages or other claims for monetary amounts asserted by the Indemnified Party in court whether for breach of Article XIII or based on or otherwise asserted as contract claims, tort claims or equity claims). Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall be deemed to waive or limit the parties’ rights to obtain non-financial, equitable relief including, without limitation, the right to obtain one or more temporary or permanent injunctions. In the event that the Indemnifying Party is required to indemnify the Indemnified Parties pursuant to the requirements of this Agreement, the Indemnifying Party shall be entitled to recover such indemnity payments from unrelated third parties (including, without limitation, manufacturers, vendors and other suppliers, but specifically excluding the Indemnified Parties’ insurers)..
13.7.    Effect of Due Diligence.
Notwithstanding any knowledge of, or information, investigation or audit conducted by, a member of Purchaser or Seller prior to the Closing with respect to the other, each of Purchaser and Seller shall be entitled to rely upon the representations, warranties, covenants and agreements of the other

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set forth in this Agreement, and such representations, warranties, covenants and agreements shall not be deemed to have been waived, qualified, limited or otherwise affected by any such information, investigation or audit, or any knowledge attributable to any member of Purchaser or Seller, as applicable.
ARTICLE XIV

GENERAL
14.1.    Expenses.
Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Purchaser and Seller shall pay their own fees, expenses and disbursements, including the fees and expenses of their respective counsel, accountants and other experts, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.
14.2.    Publicity.
All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Purchaser and Seller; provided, however, that the parties will jointly plan, coordinate, and execute one or more announcements regarding the transaction. Except as may be required by law, no party shall act unilaterally in this regard without the prior written approval of the other party, such approval not to be unreasonably withheld.
14.3.    Waivers.
The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any Party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each Party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary, but such waiver may be made only by written instrument executed by such Party.
14.4.    No Third-Party Benefits.
Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and other than the Phantom Unit Owners, or their respective successor and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Phantom Unit Owners is a third party beneficiary of this Agreement.
14.5.    Bulk Transfers Laws.
Purchaser hereby waives compliance by Seller with the provisions of any and all laws relating to bulk transfers in connection with the sale of the Purchased Assets Purchaser and Seller each hereby

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agree to bear and be responsible for the payment of fifty (50%) percent of the Taxes, if any, payable under laws related to bulk transfers that are or may be imposed by any Governmental Authority and that are payable or arise as a result of the transfer of the Purchased Assets (“Bulk Transfer Taxes”), notwithstanding the party upon which such Bulk Transfer Taxes are actually imposed.
14.6.    Notices.
All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.
If to Seller and the Chartwell Owners, to:
Chartwell Investment Partners, L.P.
1235 Westlakes Drive, Suite 400
Berwyn, PA 19312
Attn: Timothy J. Riddle,
Managing Partner and Chief Executive Officer
Fax No.: (610) 296-1430
With a copies to:
Pepper Hamilton LLP
18th & Arch Streets
3000 Two Logan Square
Philadelphia, PA 19103
Attn: Michael Friedman
Telephone: (215) 981-4563
Facsimile: (215) 981-4750
If to Purchaser or Parent, to:
TriState Capital Holdings, Inc.
One Oxford Center
301 Grant Street, Suite 2700
Pittsburgh, PA 15219
Attn: James F. Getz
Chairman & Chief Executive Officer
Fax No.: (412) 304-0331

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With a copy to:
Keevican Weiss Bauerle & Hirsch LLC
11th Floor, Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3725
Telephone: 412-355-2604
Facsimile: 412-355-2609
Attention: Leo A. Keevican, Jr., Esq.
or to such other address as such Party shall have specified by notice to the other Party hereto.
14.7.    Entire Agreement.
This Agreement (including the Exhibits, Schedules, Seller Disclosure Schedules and Purchaser Disclosure Schedules hereto, which are incorporated herein by reference and made a part hereof) and the documents delivered pursuant hereto constitutes the entire agreement and understanding between the parties hereto as to the matters set forth herein and supersedes and revokes all prior agreements and understandings, oral and written, between the parties hereto or otherwise with respect to the subject matter hereof. No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.
14.8.    Counterparts.
This Agreement may be executed simultaneously in two (2) or more counterparts (including, without limitation, facsimile or electronic counterparts), each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
14.9.    Governing Law and Choice of Forum.
This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of any conflicts-of-law principles. In any action between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the Western District of the Commonwealth of Pennsylvania and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Western District of the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 14.6.
14.10.    Cooperation.

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The parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.
14.11.    Seller Investment Committee.
All elections, decisions and determinations to be made by Seller (and/or the Chartwell Owners, after the Closing) under this Agreement and in connection with the transactions contemplated hereby shall be made in accordance with the management of Seller, or should Seller be dissolved as an entity or so designate, a majority vote of the members of Seller Investment Committee, which will be a committee formed by the Chartwell Owners for purposes of administering rights and obligations of Seller under this Agreement and the transactions contemplated hereby should Seller be dissolved and no longer be able to act as an entity. The initial composition of the Seller Investment Committee will consist of Timothy J. Riddle, G. Gregory Hagar and Edward N. Antoian. A majority of the Seller Investment Committee shall have the authority to replace any member thereof with another Person who is a Chartwell Owner as of the Closing Date, provided that Purchaser is given prior written notice of any changes to the Seller Investment Committee. The Seller Investment Committee may designate one of its members as its representative (the “Seller IC Chairperson”), with full authority to communicate to Purchaser elections, decisions and determinations of the Seller Investment Committee and authority to execute documents on behalf of, and legally bind, the Seller Investment Committee.
14.12.    Parent Guarantee.
Parent hereby unconditionally guarantees performance and payment of all obligations of Purchaser under this Agreement.
14.13.    Severability.
If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.
14.14.    Successors and Assigns.
The covenants, agreements and conditions contained herein or granted hereby shall be binding upon and shall inure to the benefit of parties hereto and each of their respective successors and permitted assigns. Seller shall not assign, or otherwise transfer any interest in this Agreement to any other Person without the express prior written consent of Purchaser; provided, however, that Seller may assign its rights under this Agreement without Seller’s consent to a Person directly or indirectly controlled by, controlling, or under common control with Seller (a “Seller Affiliate”); provided further that Seller shall remain liable for the performance of all its obligations under this Agreement by its Affiliate. Purchaser shall not assign, or otherwise transfer any interest in this Agreement to

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any person without the prior written consent of Seller; provided, however, that Purchaser may assign its rights under this Agreement without Seller’s consent to a Person directly or indirectly controlled by, controlling, or under common control with Purchaser(a “Purchaser Affiliate”); provided further that Purchaser shall remain liable for the performance of all its obligations under this Agreement by its Affiliate. Seller shall not assign, or otherwise transfer any interest in this Agreement to any person without the prior written consent of Purchaser; provided further that Seller shall remain liable for the performance of all its obligations under this Agreement by its Affiliate.
[SIGNATURE LINES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
CHARTWELL INVESTMENT
PARTNERS, L.P.

By:    Chartwell GP, Inc., a Pennsylvania
    corporation, its general partner

By:    /s/ Timothy J. Riddle

Name:    Timothy J. Riddle

Title:    President

Chartwell Owners:

Maverick Partners, L.P.

By:    Bobcat Partners, L.P., its General Partner

By:    Maverick Partners, Inc., its General Partner

By:    /s/ Radcliffe Hastings
Radcliffe Hastings, President

/s/ John E. Andress, Jr.
John E. Andress, Jr.

/s/ Edward N. Antoian
Edward N. Antoian

/s/ Joseph A. Barilotti, Jr.
Joseph A. Barilotti, Jr.

/s/ George H. Burwell
George H. Burwell

/s/ Jonathan C. Caffey
Jonathan C. Caffey

/s/ David Y. Choi
David Y. Choi

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/s/ Brian J. Clifford
Brian J. Clifford

/s/ Shaw J. Connor
Shawn J. Connor

/s/ Mark J. Cunneen
Mark J. Cunneen

/s/ David C. Dalrymple
David C. Dalrymple

/s/ John J. Griffin, Jr.
John J. Griffin, Jr.
John J. Griffin, Jr. – IRA

/s/ Mark S. Goodman
Mark S. Goodman

/s/ G. Gregory Hagar
G. Gregory Hagar

/s/ T. Ryan Harkins
T. Ryan Harkins

/s/ John A. Heffern
John A. Heffern

/s/ Winthrop S. Jessup
Winthrop S. Jessup

/s/ Michael D. Jones
Michael D. Jones

/s/ Douglas W. Kugler
Douglas W. Kugler

/s/ Matthew S. Levitties
Matthew S. Levitties

/s/ Michael J. McCloskey
Michael J. McCloskey

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/s/ Kevin A, Melich
Kevin A. Melich

/s/ LuAnn M. Molino
LuAnn M. Molino

/s/ Michael J. Nalevanko
Michael J. Nalevanko

/s/ Harold A. Ofstie
Harold A. Ofstie

/s/ Maria E. Pollack
Maria E. Pollack

/s/ David E. Reidinger
David E. Reidinger

/s/ Timothy J. Riddle
Timothy J. Riddle

/s/ Bernard P. Schaffer
Bernard P. Schaffer

/s/ Eric Scharpf
Eric Sharpf – Cheswold Lane

/s/ Peter M. Schofield
Peter M. Schofield

/s/ Cynthia D. Smith
Cynthia D. Smith

/s/ Andrew S. Toburen
Andrew S. Toburen

/s/ Lynette S. Treible
Lynette S. Treible

/s/ Brian J. Ward
Brian J. Ward

/s/ Christine F. Williams
Christine F. Williams

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TRISTATE CAPITAL HOLDINGS, INC.

By:    /s/ James F. Getz

Name:    James F. Getz

Title:     Chairman, President & CEO

CHARTWELL ACQUISITION, INC.

By:    /s/ James F. Getz

Name:    James F. Getz

Title:     Chairman, President & CEO

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EXHIBITS AND SCHEDULES

The following is a list of schedules and similar attachments omitted from this document as filed with the Commission. TriState Capital Holdings, Inc. agrees that it will supplementally furnish copies of any omitted schedule or attachment to the Commission upon request.

Exhibit A    Form of Bill of Sale
Exhibit B    Form of Assignment and Assumption Agreement
Exhibit C    Agreed-upon Computation Methodology of EBITDA
Exhibit D    Agreed-upon Computation Methodology Working Capital
Exhibit E    Form of Lock-Up Agreement
Exhibit F    Methodology of Purchase Price Allocation
Exhibit G    Employee Compensation Program
Exhibit H    Retention Plan
Exhibit I    Form of Covered Person Non-Solicitation and Non-Affiliation Agreement
Exhibit J    Form of Key Employee Non-Solicitation and Non-Affiliation Agreement

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